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Exhibit 10.40

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.

Amended and Restated Manufacturing Services Agreement

Among

Patheon Inc., Patheon Pharmaceuticals Inc. & MOVA
Pharmaceutical Corporation

and

Sepracor Inc.

November 6, 2007

Table of Contents

ARTICLE 1		2
INTERPRETATION		2
1.1	Definitions	2
1.2	Currency	4
1.3	Sections and Headings	4
1.4	Singular Terms	5
1.5	Schedules	5
ARTICLE 2		5
MANUFACTURING RESPONSIBILITIES AND CONTRACT ADMINISTRATION		5
2.1	Manufacturing Services	5
2.2	Standard of Performance	6
2.3	API Yield Incentive	6
2.4	Agreement Administration	7
ARTICLE 3		8
SEPRACOR'S OBLIGATION		8
3.1	Payment	8
3.2	API	8
ARTICLE 4		9
CONVERSION FEES AND COMPONENT COSTS		9
4.1	Fees and Component Costs	9
4.2	Adjustments to Current Year's Pricing	9
4.3	Adjustment to Subsequent Year's Pricing	9
4.4	Adjustments Due to Technical Changes	11
4.5	Multi-Country Packaging Requirements	11
4.6	Cost Improvement Program	12
ARTICLE 5		12
ORDERS, DELIVERY, INVOICING, PAYMENT, PRODUCT DEFICIENCIES		12
5.1	Market Outlook	12
5.2	Orders and Forecasts	12
5.3	Modification or Cancellation of Orders	13
5.4	Advance Purchase of Components	13
5.5	Minimum Run Quantities	13
5.6	Shipments	13
5.7	Invoices and Payment	14
5.8	Product Deficiencies	14
ARTICLE 6		15
CO-OPERATION		15
6.1	Quarterly Review	15
6.2	Product Recalls and Returns	15
6.3	Customer Questions and Complaints	15

i

6.4	Governmental Agencies	16
6.5	Records and Accounting by Patheon	16
6.6	Inspection	16
6.7	Access	17
6.8	Reports	17
6.9	FDA Filings	17
ARTICLE 7		17
TERMS AND TERMINATION		17
7.1	Term	17
7.2	Early Termination	18
7.3	Obligation on Termination	18
ARTICLE 8		19
REPRESENTATIONS, WARRANTIES AND COVENANTS		19
8.1	Authority	19
8.2	Non-Infringement	19
8.3	Debarred Persons	20
8.4	Permits	20
8.5	Compliance with Laws	20
8.6	Patheon Warranty	20
ARTICLE 9		20
REMEDIES AND INDEMNITIES		20
9.1	Consequential Damages	20
9.2	Limitation of Liability	20
9.3	Patheon Indemnification	21
9.4	Sepracor Indemnification	21
9.5	Reasonable Allocation of Risk	22
ARTICLE 10		22
CONFIDENTIALITY		22
10.1	Disclosure	22
10.2	Use of Information	22
10.3	Exceptions	22
10.4	Presumption of Confidentiality	22
ARTICLE 11		22
DISPUTE RESOLUTION		22
11.1	Commercial Disputes	22
11.2	Technical Dispute Resolution	23
ARTICLE 12		23
MISCELLANEOUS		23
12.1	Inventions	23
12.2	Patent Matters	24
12.3	Intellectual Property	25
12.4	Insurance	25

ii

12.5	Independent Contractors	25
12.6	No Waiver	25
12.7	Assignment	25
12.8	Force Majeure	26
12.9	Additional Product	26
12.10	Notices	26
12.11	Severability	27
12.12	Entire Agreement	27
12.13	Original Agreement	28
12.14	No Third Party Benefit or Right	28
12.15	Execution of Counterparts	28
12.16	Governing Law	28
12.17	Capital Requirements	28
SCHEDULE A		29
PRODUCT SPECIFICATIONS		29
SCHEDULE B		30
FEES AND MINIMUM RUN QUANTITIES		30
SCHEDULE C		32
API		32
Supplier(s)		32
SCHEDULE D		33
API REIMBURSEMENT VALUE		33
MAXIMUM REIMBURSEMENT VALUE		33
SCHEDULE E		34
BATCH NUMBERING AND EXPIRATION DATES		34
SCHEDULE F		35
TECHNICAL DISPUTE RESOLUTION		35
SCHEDULE G		37
PATHEON INC. QUALITY AGREEMENT		37
SCHEDULE H		50
PPI QUALITY AGREEMENT		50
SCHEDULE I		51
MOVA QUALITY AGREEMENT		51
SCHEDULE J		52
CAPITAL REQUIREMENTS		52

iii

AMENDED AND RESTATED MANUFACTURING SERVICES AGREEMENT

        THIS AGREEMENT made as of the 6th day of November, 2007

AMONG:

    PATHEON INC., a corporation existing under the laws of Canada ("Patheon Inc."), PATHEON PHARMACEUTICALS INC., a corporation existing under the laws of Delaware ("PPI"), and MOVA PHARMACEUTICAL CORPORATION, a corporation existing under the laws of the Commonwealth of Puerto Rico ("MOVA"),

    ("Patheon"),

    -and-

    SEPRACOR INC.,
    a corporation existing under the laws of the State of Delaware, USA,

    ("Sepracor").

        WHEREAS Patheon Inc. and Sepracor entered into a manufacturing services agreement dated March 1, 2004, as amended by amendment no. 1 dated July 18, 2005, and as further amended by amendment no. 2 dated November 1, 2005, and amendment no. 3 dated May 31, 2006 (collectively, the "Original Agreement");

        AND WHEREAS the parties have decided to further amend the Original Agreement by executing this amendment and restatement of the Original Agreement to, inter alia, add MOVA and PPI as parties, revise the terms to reflect the current intent of the Parties, and supercede and replace the Original Agreement.

        THIS AGREEMENT WITNESSES THAT in consideration of the rights conferred and the obligations assumed herein, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), and intending to be legally bound the parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1   Definitions.

        The following terms shall, have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

  "API Reimbursement Value" means the value to be attributed to the API for purposes of Section 2.3 of this Agreement, as set out in Schedule D hereto;

  "Active Pharmaceutical Ingredient" or "API" means the materials listed on Schedule C hereto;

  "Affiliate" means:

  (a)
  a business entity which owns, directly or indirectly, a controlling interest in a party to this Agreement, by stock ownership or otherwise; or

  (b)
  a business entity which is owned by a party to this Agreement, either directly or indirectly, by stock ownership or otherwise; or

  (c)
  a business entity, the majority ownership of which is directly or indirectly common to the majority ownership of a part to this Agreement;

  "Business Day" means a day other than a Saturday, Sunday or a day that is a statutory holiday in the Province of Ontario, Canada, the State of Massachusetts, United States, the State of Ohio, United States or the Commonwealth of Puerto Rico;

  "cGMPs" means current good manufacturing practices as described in:

        (a)   Division 2 of Part C of the Food and Drug Regulations (Canada); and,

        (b)   Parts 210 and 211 of Title 21 of the United States' Code of Federal Regulations;

  together with the latest Health Canada and FDA guidance documents pertaining to manufacturing and quality control practice, all as updated, amended and revised from time to time;

  "Components" means, collectively, all packaging components, raw materials and ingredients (including labels, product inserts and other labelling for the Products), required to be used in order to produce the Products in accordance with Sepracor's Technical Information, other than the API;

  "Confidential Information" means a party's technology, data, know-how or information whether written or oral, technical or non-technical, including financial statements, reports, pricing, trade secrets, secret processes, formulas, customer data (including customer lists), and the like, that is disclosed to the other party;

  "Deficiency Notice" shall have the meaning ascribed thereto in Section 5.7(a);

  "Effective Date" means November 6, 2007;

  "EXW" means ex-works, as that term is defined in INCOTERMS 2000;

  "FDA" means the United States government department known as the Food and Drug Administration;

  "Firm Orders" has the meaning specified in Section 5.2(b);

  "Health Canada" means the section of the Canadian government known as Health Canada and includes, among other departments, the Therapeutic Products Directorate and the Health Products and Food Branch Inspectorate;

  "Intellectual Property" includes, without limitation, rights in patents, patent applications, formulae, trade-marks, trade-mark applications, trade-names, trade secrets, Inventions, copyright, industrial designs, know-how and, with respect to Sepracor, Sepracor's Technical Information;

  "Inventions" means information relating to any innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable;

  "Inventory" means all inventories of Components and work-in-process produced or held by Patheon in connection with the manufacture of the Products but, for greater certainty, does not include the API;

  "Manufacturing Responsibilities" has the meaning specified in Section 2.2;

  "Manufacturing Site" means (i) in respect of Patheon Inc., Patheon's facilities located at 2100 Syntex Court, Mississauga, Ontario, Canada, (ii) in respect of PPI, PPI's facilities located at 2110 East Galbraith Road, Cincinnati, Ohio 45237-1625, USA, (iii) in respect of MOVA, MOVA's facilities located at State Road # 670, Km. 2.7, Bo. Coto Norte, Manatí, Puerto Rico 00674, and (iv) any additional facility owned by Patheon Inc. or its Affiliates where Manufacturing Services are to be performed as agreed to by the parties in writing.

  "Manufacturing Services" means the manufacturing, quality control, quality assurance, packaging and related services, as contemplated in this Agreement, required to produce Products from API and Components;

  "Minimum Run Quantity" means the minimum number of batches of a Product to be produced during the same cycle of manufacturing as set forth in Schedule B hereto;

  "Patheon" collectively means Patheon Inc., PPI and MOVA;

  "Patheon Administrator" means the individual or entity designated by Patheon to act for or on behalf of Patheon for the purpose of interacting with Sepracor regarding the performance if this Agreement, including but not limited to communicating with Sepracor, accepting orders from Sepracor and resolving issues as needed

  "Products" means the products listed on Schedule A hereto;

  "Sepracor's Technical Information" means the file, for each Product, which is provided by Sepracor to the Patheon Administrator, on behalf of Patheon, and which contains documents relating to such Product, including, without limitation:

  (a)
  the specifications, procedures, requirements, standards and other data set forth in Schedule A;

  (b)
  a detailed description of each Product; including its physical and chemical characteristics and stability;

  (c)
  manufacturing and packaging directions;

  (d)
  shipping and storage requirements;

  (e)
  protocols for validating processes or equipment to produce Products;

  (f)
  quality control and quality assurance procedures for sampling, testing, documenting and releasing API, Components and in-process and finished Products; and

  (g)
  all environmental, health and safety information relating to the Product including material safety data sheets, incident reports, risk analyses, health concerns, and preventative measures,

  all as updated, amended and revised from time to time by Sepracor in accordance with the terms of this Agreement;

  "Quality Agreement" means (i) in respect of Patheon, the agreement dated March 12, 2007 between Patheon and Sepracor setting out the quality assurance standards to be applicable to the Manufacturing Services provided by Patheon, which agreement is attached hereto as Schedule G, (ii) in respect of PPI, the agreement setting out the quality assurance standards to be applicable to the Manufacturing Services provided by PPI, which agreement will be attached hereto as Schedule H, and (iii) in respect of MOVA, the agreement setting out the quality assurance standards to be applicable to the Manufacturing Services provided by MOVA, which agreement will be attached hereto as Schedule I (each a "Quality Agreement" and collectively the "Quality Agreements");

  "Technical Dispute" has the meaning specified in Section 11.2;

  "Territory" means in the geographic area of the United States of America, its territories and possessions;

  "Third Party Rights" means the Intellectual Property of any third party; and

  "Year" means a calendar year.

1.2   Currency.

        Unless otherwise indicated, all monetary amounts are expressed in this Agreement in the lawful currency of the United States of America.

1.3   Sections and Headings.

        The division of this Agreement into Articles, sections, subsections and Schedules and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section or Schedule refers to the specified Section or Schedule to this Agreement. In this Agreement, the terms "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement and not to any particular part, Section, Schedule or the provision hereof.

1.4   Singular Terms.

        Except as otherwise expressly provided herein or unless the context otherwise requires, all references to the singular shall include the plural and vice versa.

1.5   Schedules.

        The following Schedules are attached to, incorporated in and form part of this Agreement:

Schedule A	—	Product Specifications
Schedule B	—	Fees and Minimum Run Quantities
Schedule C	—	API
Schedule D	—	API Reimbursement Value and Maximum Reimbursement Value
Schedule E	—	Batch Numbering and Expiration Dates
Schedule F	—	Technical Dispute Resolution
Schedule G	—	Patheon Quality Agreement
Schedule H	—	PPI Quality Agreement
Schedule I	—	MOVA Quality Agreement
Schedule J	—	Capital Requirements
Schedule K	—	Report of Annual Active Pharmaceutical Ingredient Inventory Reconciliation and Calculation of Actual Annual Yield and Yield Incentive
Schedule L	—	Yield Incentive Scheme
Schedule M	—	Reimbursement for shipments from Manati, PR

ARTICLE 2

MANUFACTURING RESPONSIBILITIES AND CONTRACT ADMINISTRATION

2.1   Manufacturing Services.

        Patheon shall provide the Manufacturing Services for the fees specified in Schedule B in order to produce Products for Sepracor pursuant to Firm Orders submitted by Sepracor hereunder. Patheon agrees to manufacture the Products in accordance with the Technical Information, the Specifications, the applicable laws, rules and regulations, and the terms and conditions of this Agreement and the Quality Agreements, and to sell the Products to Sepracor pursuant to the terms and conditions stated herein

        In the event Sepracor wishes to have Patheon manufacture Product for distribution and sale in a jurisdiction outside of the Territory ("New Jurisdiction"), Sepracor shall inform Patheon of any additional requirements relating to the distribution and sale of the Product in such New Jurisdiction and any increases in costs to provide the Manufacturing Services shall be borne by Sepracor. Any changes to this Agreement that may be required as a result of the addition of a New Jurisdiction shall be agreed to by the parties in a written amendment to this Agreement.

        In providing the Manufacturing Services, Patheon shall perform each of the following services:

  (a)
  Conversion of API and Components.    Patheon shall convert API and Components into Products.

  (b)
  Quality Control and Quality Assurance.    Patheon shall perform the quality control and quality assurance testing specified in the Quality Agreements. Each time Patheon ships Products to Sepracor, it shall provide Sepracor with a certificate of analysis that sets out the test results for each batch of Products, and that certifies that such batch has been evaluated by its Quality Control/Quality Assurance department and that the Products comply with Sepracor's Technical Information.

  (c)
  Components.    Patheon shall handle, store, purchase and test all Components (with the exception of those that are supplied by Sepracor) at Patheon's expense and in accordance with this Agreement and Sepracor's Technical Information.

  (d)
  Packaging.    Patheon shall package the Products with labels, product inserts and other packaging as set out in Sepracor's Technical Information. In addition, Patheon shall make arrangements for and implement the imprinting of batch numbers and expiration dates for each Product shipped. Such batch numbers and expiration dates shall be affixed on the Products and on the shipping carton of each Product as outlined in Sepracor's Technical Information and as required by cGMPs. The system used by Patheon for batch numbering and expiration dates is detailed in Schedule E hereto. Sepracor may, in its sole discretion, make changes to labels, product inserts and other packaging for the Products, which changes shall be submitted by Sepracor to all applicable governmental agencies and other third parties responsible for the approval of the Products. Patheon names shall not appear on the label or anywhere else on the Products unless: (i) required by a governmental authority or applicable laws or regulations; or (ii) Patheon expressly consents to such use in writing.

  (e)
  API Importing.    Patheon and Sepracor will cooperate and provide such assistance to each other as may be reasonably necessary to permit the import of the API into Canada and the Commonwealth of Puerto Rico.

  (f)
  Bulk Product Export.    Patheon shall be responsible for preparation of all documentation required for the movement of Product between Patheon Manufacturing Sites.

  (g)
  Additional Services.    Any additional services, including, but not limited to validation activities and stability services, may be performed by Patheon, at Sepracor's request, subject to such terms and fees as may be mutually agreed by the parties in writing.

2.2   Standard of Performance.

        Patheon shall provide the Manufacturing Services in accordance with Sepracor's Technical Information and all applicable laws and regulations including but not limited to, cGMPs and the Manufacturing and Controls (CMC) section of the Product's New Drug Application (and all amendments and supplements thereto). Patheon's responsibilities and obligations with respect to the provision of the Manufacturing Services as set forth in this Article 2 are hereinafter referred to as the "Manufacturing Responsibilities".

2.3   API Yield Incentive.

  (a)
  After the Effective Date, the Patheon Administrator shall provide Sepracor with an annual inventory report and reconciliation of the API held by Patheon, which shall contain the following information for such Year:

  Quantity Received:    The total quantity of API that complies with the Sepracor Technical Information and is received at a Manufacturing Site during the applicable period.

  Quantity Dispensed:    The total quantity of API dispensed at each Manufacturing Site during the applicable period. The Quantity Dispensed is calculated by adding the quantity received to the inventory of API that complies with the Sepracor Technical Information and is held at the beginning of the applicable period, less the inventory of API held at the end of such period. The Quantity Dispensed shall not include any API lost or damaged in the course of technology transfer, or as part of failed regulatory, stability, validation or test batches manufactured during the applicable period, unless and to the extent that Patheon did not provide the Manufacturing Services in accordance with cGMPs or otherwise failed to perform in accordance with the requirements of this Agreement.

  Quantity Converted:    The total amount of API contained in the Products produced with the Quantity Dispensed (including samples and any additional Products produced in accordance with Section 6.2 or 9.2(b)) delivered by Patheon, and not rejected as deficient Product pursuant to Section 5.8 or 6.2.

  Within 60 days of the end of each Year, the Patheon Administrator shall calculate the "Actual Annual Yield" or "AAY" for each Product at all Manufacturing Sites during the Year, which AAY is the percentage of the Quantity Dispensed that was converted to Products and is calculated as follows:

Quantity Converted during the Year
Quantity Dispensed during the Year

  "Target Yield" shall mean the average yield, expressed as a percentage, of all batches of the same Product manufactured by Patheon in the previous Year, provided that in no event shall the Target Yield be below [**]%. For the 12 months ended December 31, 2007, the Target Yield shall be [**]%.

  "Yield Allowance" shall mean yield allowance factor to be applied in the Yield Allowance Scheme set forth in Schedule L, as mutually agreed to by the parties each Year during the term of the Agreement with a maximum Yield Allowance of [**]%.

  (b)
  API Yield Incentive Scheme.    The parties agree to calculate the value of the credit amount which may be owed to either party under the API Yield Incentive Scheme within 60 days of the end of the Year to which such credit amount (if any) applies. The value of any credit amount determined under the API Yield Incentive Scheme for any particular Year shall be summarized on the annual reconciliation report prepared in the form annexed hereto as Schedule K, and such credit amount shall be paid by the owing party to the receiving party within 90 days of the end of the applicable Year.

  (c)
  Maximum Credit    Notwithstanding the foregoing provisions of this Section 2.3, Patheon's liability for API calculated in accordance with the API Yield Incentive Scheme for any Product in a Year shall not exceed, in the aggregate, the Maximum Reimbursement Value set forth in Schedule D hereto.

  (d)
  No Material Breach.    For greater certainty, it shall not constitute a material breach of this Agreement by Patheon, for the purposes of Section 7.2(a), if the Actual Annual Yield is less than the Target Yield.

2.4   Agreement Administration.

        The Patheon Administrator shall act as administrator of this Agreement on behalf of Patheon in order to simplify the management of the relationship between Sepracor and Patheon. Such administration includes, without limitation, API yield matters pursuant to Section 2.3, price adjustments pursuant to Article 4, orders and forecasts pursuant to Section 5.2 and invoicing pursuant to Section 5.6.

2.5   Other Responsibilities.

  (a)
  Approvals and Permits.    Patheon shall obtain and maintain all necessary regulatory approvals and permits related to its manufacturing facilities and manufacturing of products at its facilities in order to perform its Manufacturing Responsibilities pursuant to this Agreement.

  (b)
  Records and Reports.    Patheon shall maintain copies of all records and report to Sepracor and applicable government agencies as may be required by law and this Agreement.

  (c)
  Samples.    Patheon shall retain samples of each lot of Products tested for at least [**] beyond the expiration date. For each lot shipped, Patheon shall prepare a Certificate of Analysis setting forth the items tested, the Technical Information and test results and forward the Certificates of Analysis to Sepracor, or its designee, at the time the Products are shipped.

  (d)
  Manufacture of Eszopiclone.    During the term of this Agreement, and for a period of [**] thereafter, Patheon shall not perform commercial manufacturing activities or package, for itself or any third party, any product containing eszopiclone in any form as an active ingredient.

  (e)
  Patheon agrees to obtain and maintain all necessary accreditations, certifications and licenses necessary to perform the Manufacturing Services in a New Jurisdiction, (including, but not limited to, Japan, countries comprising the European Union and/or such other countries as may be agreed by the parties) upon Sepracor's reasonable request and all such costs or changes shall be paid by Sepracor.

ARTICLE 3

SEPRACOR'S OBLIGATION

3.1   Payment.

        Pursuant to the terms of this Agreement, Sepracor shall pay the Patheon Administrator for the provision of the Manufacturing Services according to the fees specified in Schedule B hereto (such fees being subject to adjustment in accordance with the terms hereof).

3.2   API.

        Sepracor shall, at its sole cost and expense, deliver the API to Patheon in sufficient quantities and at such times to facilitate the provision of the Manufacturing Services by Patheon, which API shall be held by Patheon on behalf of Sepracor on the terms and subject to the conditions herein contained. Patheon shall keep all API segregated from other materials within its control so as to maintain the integrity of the API, and shall not permit any API to be used or tested by any party not under its direct supervision and control, except as directed by Sepracor. Within [**] days of receipt of API shipment, Patheon shall verify the quantity and identity of all API received by Patheon, and shall notify Sepracor of any discrepancies in the quantity or identity of the API and/or the documents accompanying each shipment. If Patheon fails to notify Sepracor of a discrepancy within such [**] day period, or if there is damage to the API that Patheon is unable to demonstrate (within the [**] day period) occurred prior to the delivery, or if the damage to the API is a result of Patheon's negligence or wilful misconduct as demonstrated by Patheon's actions, inaction or failure to handle the API in accordance with the terms of this Agreement, then Patheon shall: (i) return the API to Sepracor or dispose of the API at Sepracor's direction and (ii) in the case of Patheon's negligence or wilful misconduct, credit Sepracor in an amount equal to Sepracor's then current API cost for the API that was lost, damaged or destroyed. Subject to the limitations set forth in Section 9.2(c) (Maximum Liability), and notwithstanding anything else in this Agreement to the contrary, Patheon shall assume responsibility and liability for and shall indemnify Sepracor against any loss or damage related to the API and/or the Components caused by Patheon's negligence or wilful misconduct while under Patheon's custody and control. The parties acknowledge and agree that title to the API shall at all times belong to and remain the property of Sepracor.

        Patheon agrees that any API received by it shall only be used by it to provide the Manufacturing Services.

ARTICLE 4

CONVERSION FEES AND COMPONENT COSTS

4.1   Fees and Component Costs.

        The fees for the Manufacturing Services (which fees include Component costs) listed in Schedule B are intended by the parties to be fixed for the first Year of this Agreement, subject to the amendments to such fees provided for this Article 4.

4.2   Adjustments to Current Year's Pricing.

  (a)
  During any Year of this Agreement, if at any time market conditions result in Patheon's cost of Components being materially different than normal forecasted prices, then the Patheon Administrator or Sepracor may initiate a request for an adjustment to the fee for Manufacturing Services in respect of any affected Product as compensation for such increased or decreased Component costs. For the purposes of this Section 4.2(a), changes materially different than normal forecasted increases shall be considered to have occurred if (i) the cost of a Component is more than [**]% higher or lower than the cost for that Component upon which the fee quote was based or (ii) the aggregate cost for all Components required to manufacture a Product increases or decreases more than [**]% of the total Component costs for such Product upon which the fee quote was based. To the extent that Manufacturing Services fees have been previously adjusted pursuant to this Section 4.2(a) to reflect an increase or decrease in the cost of one or more Components, the adjustments provided for in (i) and (ii) above shall operate based on the costs attributed to such Component (or Components) at the time the last of such adjustments were made.

  (b)
  In connection with a fee adjustment request pursuant to this Section 4.2, the Patheon Administrator shall deliver to Sepracor a revised Schedule B and such budgetary pricing information, adjusted Component costs or other documentation sufficient to demonstrate that a fee adjustment is justified, provided that the Patheon Administrator shall have no obligation to provide the specific pricing of any supplier to the extent such pricing is subject to obligations of confidentiality between Patheon and such supplier. Upon delivery of such a request, each of Sepracor and the Patheon Administrator shall forthwith use all reasonable efforts to agree on a revised fee for the Manufacturing Services in respect of each affected Product.

4.3   Adjustment to Subsequent Year's Pricing.

        The fees for the Manufacturing Services provided pursuant to the terms of this Agreement during any Year are outlined in Schedule B, which shall be updated year to year to reflect the then current year's pricing, and shall also be determined in accordance with the following:

(a)
Manufacturing Costs.    On or before November 1, 2007 and October 15 of each Year thereafter beginning in 2008, Patheon (or Sepracor in the case of a decrease in Component costs) shall be entitled to request an adjustment to the fees: (i) for Manufacturing Services in respect of the Products to reflect inflation, which adjustment shall be based on the increase in the U.S. Producer Price Index for Pharmaceutical preparation manufacturing published in August of the then current Year by the US Department of Labor, Bureau of Labor statistics as Service ID PCU325412325412 compared to the same month of the preceding Year, unless the parties otherwise agree in writing; and (ii) for Component costs in order to pass on the actual amount of any increase or decrease in such costs. In addition, in the event the Cost Improvement Program outlined in Section 4.6 below is successful, the parties agree to meet in good faith to effectuate a fee adjustment based on the cost reductions achieved.

(b)
Pricing Basis.    Sepracor acknowledges that the fee for Manufacturing Services in respect of a Product in any Year is quoted based upon the Minimum Run Quantity per Product specified in Schedule B and subject to the terms of this Agreement, may be subject to change if the specified Minimum Run Quantity is not met.

(c)
Sepracor shall place purchase orders with Patheon for product to be manufactured beginning in January 2008. Those purchase orders shall conform to the terms of this Agreement and shall be for quantities of product (trade bottles and sample count blisters) based on a minimum percentage ("%") of net annual sales (for trade) and a minimum percentage (%) of samples distributed to physicians. The minimum % and the price associated with that % will be as follows:

Trade—Bottles

Description	2007	2008	2009	2010	2011
Sepracor's minimum commitment to order Product from Patheon expressed as a % of Sepracor's total Product tablets sold for that period as set out in Sepracor's audited financial documents for the USA market only	[**]%	[**]%	[**]%	[**]%	[**]%
Estimated number of Tablets of Product to be manufactured by Patheon (000,000's) based on above % of Sepracor's total Product tablets sold for that period *	[**]	[**]	[**]	[**]	[**]
Patheon price of Product to Sepracor as a percentage of the 2007 baseline price calculated before annual adjustments for inflation and changes in the cost of components	[**]%	[**]%	[**]%	[**]%	[**]%

*
This estimate is provided as of the Effective Date and reflects market conditions and sales history as of such date.

Physician Samples—Blisters	2007	2008	2009	2010	2011
Samples = the number of sample tablets, packaged in blisters, distributed to physicians' offices; USA only
Minimum Commitment (% of samples)	[**]	[**]	[**]	[**]	[**]
Tablets to be made by Patheon—Millions (estimated)**	[**]	[**]	[**]	[**]	[**]
Price Relative to 2007 Baseline Price which does not include annual adjustments to PPI and component costs in Years 2008 and beyond	[**]	[**]	[**]	[**]	[**]

**
This estimate is provided as of the Effective Date and reflects market conditions and marketing strategy as of such date.

        In connection with a fee adjustment pursuant to clause (a) of this Section 4.3, the Patheon Administrator shall deliver to Sepracor a revised Schedule B and a statement outlining the percentage increase in the U.S. Producer Price Index for Drugs and Pharmaceuticals upon which such fee adjustment is based. In connection with a fee adjustment request pursuant to clause (b) of this Section 4.3, the Patheon Administrator shall deliver to Sepracor a revised Schedule B and such budgetary pricing information, adjusted Component costs or other documentation sufficient to demonstrate that a fee adjustment is justified, provided that the Patheon Administrator shall have no obligation to provide the specific pricing of any supplier to the extent such pricing is subject to obligations of confidentiality between Patheon and such supplier. Upon delivery of such a request, each of Sepracor and the Patheon Administrator shall forthwith use all reasonable efforts to agree on a revised fee for the Manufacturing Services in respect of each affected Product. The parties agree that a request for a fee adjustment, as well as the supporting documentation described above, shall be delivered by Patheon to Sepracor no later than [**] in the current Year for review and that any price adjustments agreed to by the parties under this Section 4.3 shall become effective as of January 1st in the following Year for all Product manufactured after such effective date. The parties agree that any Firm Order which is impacted by price adjustments under this Section 4.3 shall be revised accordingly. For greater certainty, any adjustments agreed to by the parties under this Section 4.3 shall remain unchanged for a period of 12 months, unless additional adjustments are permitted under this Agreement.

        Notwithstanding anything herein to the contrary, the Minimum Run Quantity or the Minimum Commitment outlined above (the "Annual Minimum Requirements") shall not apply in the event that: (i) Patheon fails to supply and/or deliver conforming Products as required by this Agreement at any time for any reason; or (ii) there is a material change in the current market conditions resulting from a change in law, a recall, an FDA ruling, generic entry or other event that would significantly impact Sepracor's ability to meet the Minimum Requirement.

4.4   Adjustments Due to Technical Changes.

        Amendments to Sepracor's Technical Information or any Quality Agreement requested by Sepracor will only be implemented following a technical and cost review by Patheon and are subject to Sepracor and the Patheon reaching agreement as to revisions, if any, to the fees specified in Schedule B necessitated by any such amendment. If Sepracor accepts a proposed fee change, the proposed change in Sepracor's Technical Information shall be implemented, and the fee change shall become effective only with respect to those orders of Products that are manufactured in accordance with the revised Sepracor's Technical Information. In addition, Sepracor agrees to purchase, at Patheon's actual out-of-pocket cost, all Inventory utilized under the "old" Sepracor Technical Information and purchased or maintained by Patheon in order to fill Firm Orders or in accordance with Section 5.3, to the extent that such Inventory can no longer be utilized under the revised Sepracor Technical Information. Open purchase orders for Components no longer required under any revised Sepracor Technical Information that were placed by Patheon with suppliers in order to fill Firm Orders or in accordance with Section 5.3 shall be cancelled where possible, and where such orders are not subject to cancellation without penalty, shall be assigned to and satisfied by Sepracor.

4.5   Multi-Country Packaging Requirements.

        If and when Sepracor decides that it wishes to have Patheon manufacture the Product for a New Jurisdiction, then Sepracor shall inform the Patheon Administrator of the packaging needs for each New Jurisdiction and the Patheon Administrator shall prepare a quotation for consideration by Sepracor of the additional Component costs, if any, and the change over fees for the Product destined for such New Jurisdiction. The agreed additional packaging requirements and related packaging costs and change over fees shall be set out in a written amendment to this Agreement.

4.6   Cost Improvement Program.

        Patheon and Sepracor agree to work together to develop cost reduction initiatives as part of an overall cost improvement program, provided such program does not involve additional capital or extraordinary costs unless otherwise agreed to by parties in writing. All net cost savings (net of implementation costs) realized from the cost improvement program shall be shared equally among the parties, unless otherwise agreed to by the parties in writing. A "cost reduction initiative" for the purpose of this Agreement shall be an initiative that reduces the internal or out-of-pocket costs incurred by a party in connection with the performance of its obligations under this Agreement. It is further agreed by the parties that on-going method improvements developed or adopted by either Sepracor or Patheon independently of the other party(ies), shall not be a cost reduction initiative under this Section 4.6, and there shall be no obligation on such party to share the net cost savings realized from such improvement with the other party(ies) to this Agreement.

ARTICLE 5

ORDERS, DELIVERY, INVOICING, PAYMENT, PRODUCT DEFICIENCIES

5.1   Market Outlook.

        Sepracor acknowledges that for optimal production planning, Patheon requires an understanding of Sepracor's ordering and forecasting needs for the Products in the market and agrees, to the extent that such information (including, if any, Sepracor's five-year market outlook studies) exists, to share such information with Patheon, provided that such information may not be relied upon by Patheon for any purpose and further provided that any information so provided shall be subject to the confidentiality provisions of Article 10.

5.2   Orders and Forecasts.

        Sepracor shall provide Patheon with the following:

(a)
concurrent with the execution of this Agreement, a written non-binding twelve (12) month forecast of the volume of each Product that Sepracor then anticipates will be required to be produced and delivered to Sepracor during that twelve (12) month period. Such forecast will be updated by Sepracor monthly on a rolling twelve (12) month basis and updated forthwith upon Sepracor determining that the volumes contemplated in the most recent of such forecasts has changed by more than [**] per cent ([**]%).

(b)
on or before the 20th day of each month, firm written orders ("Firm Orders") for the Products to be produced and delivered to Sepracor on a date not less than 12 weeks from the date that the Firm Order is submitted. Such Firm Orders submitted to the Patheon Administrator shall specify Sepracor's purchase order number, quantities by Product type, monthly delivery schedule and any other elements necessary to ensure the timely production and delivery of the Products. The quantities of Products ordered in such written orders shall be firm and binding on Sepracor and Patheon and shall not be subject to reduction except as provided in section 5.3 below. Within [**] business days, Patheon will provide formal confirmation of each Firm Order, acknowledging price, quantity and delivery date.

(c)
on or before September 1 in each Year, a written non-binding three-year forecast (broken down by quarters for the second and third years of the forecast) of the volume of each Product Sepracor then anticipates will be required to be produced and delivered to Sepracor during the three-year period.

5.3   Modification or Cancellation of Orders.

        In the event that: (i) Patheon is unable to supply and/or deliver conforming Products equal to [**] percent ("[**]%") of Firm Order quantities of Product in a given calendar quarter; or (ii) there is a material change in the current market conditions resulting from a change in law, a recall, an FDA ruling, generic entry or other event that would significantly impact Sepracor's ability to purchase the Firm Order quantities of Products in a given calendar quarter; then any then existing Firm Orders and the Annual Minimum Commitment may be modified by Sepracor as may be reasonably necessary to adequately address the changed circumstances contemplated by this paragraph. The parties shall work together diligently to reestablish the predictability of the forecasting and ordering process as soon as possible thereafter.

        In addition, Sepracor may request a modification of the delivery date or quantity of Product in a Firm Order by submitting a written request to Patheon ("Change Order") at least thirty (30) business days in advance of the scheduled start of manufacturing. Such Change Order shall be effective and binding against Patheon upon Patheon's receipt and approval, which approval shall not be unreasonably withheld. Sepracor has the option of canceling any open balance of Product due on any Firm Order that is overdue by more than [**] days from the acknowledgment date; provided, that such period shall be extended by a period equal to (i) any delays caused directly by Sepracor and (ii) any delays resulting from good-faith quality investigations (provided, Patheon is diligently pursuing any such quality investigation).

5.4   Advance Purchase of Components.

        Sepracor understands that to ensure an orderly supply of such Components and to achieve economies of scale in the costs therefore, it may be desirable for Patheon to purchase such Components in sufficient volumes to meet the production requirements for Products during part or all of the forecasted periods referred to in Section 5.2(a) or to meet the production requirements of any longer period agreed to by the Patheon Administrator and Sepracor. Accordingly, Sepracor authorizes Patheon to purchase Components in order to satisfy the production requirements for Products for the first six (6) months projected in the most recent forecast provided by Sepracor pursuant to Section 5.2(a), and agrees that Patheon may make such other purchases of Components to meet production requirements during such longer periods as may be agreed to in writing from time to time by Sepracor at the request of the Patheon Administrator. If Components ordered by Patheon pursuant to Firm Orders or this Section 5.3 are not included in finished Products purchased by Sepracor within six (6) months after the forecasted month in respect of which such purchases have been made (or such longer period as the parties may agree), Sepracor shall pay Patheon the costs thereof and, in the event such Components are incorporated into Products subsequently purchased by Sepracor, Sepracor will receive credit for any costs of such Components previously paid to the Patheon Administrator by Sepracor.

5.5   Minimum Run Quantities.

        Sepracor may only order Products in multiples of the Minimum Run Quantities set out in Schedule B.

5.6   Shipments.

        Shipments of Products to Sepracor shall be made EXW Patheon's shipping point. Such title as Patheon has in Products and risk of loss or of damage to Products shall remain with Patheon until Products are delivered to the carrier by Patheon for shipment to Sepracor at the EXW point, at which time title and risk of loss or damage shall transfer to Sepracor. Patheon shall, in accordance with Sepracor's instructions and as agent for Sepracor, (i) arrange for shipping and insurance, to be paid by

Sepracor, and (ii) at Sepracor's risk and expense, obtain any export licence or other official authorization and carry out all customs formalities necessary to export the Products. Sepracor may select the freight carrier used by Patheon to ship Products and may monitor Patheon's shipping and freight practices as they pertain to this Agreement. Products shall be transported in accordance with Sepracor's Technical Information. For greater certainty, Patheon shall assume the risk of loss and damage for any bulk Product while in transit between Patheon's Manufacturing Sites. In addition, any additional shipping costs relative to shipping from Patheon's Toronto, Canada facility that are incurred as a result of Patheon subcontracting the services to any Patheon Affiliates will be borne by Patheon.

5.7   Invoices and Payment.

        Except as otherwise provided in this Agreement, Patheon shall charge Sepracor for the Manufacturing Services only in respect of those Products that are shipped to Sepracor and shall submit to Sepracor, with each shipment of Products, an invoice covering such shipment. The Patheon Administrator shall also provide Sepracor with an invoice covering any Inventory or Components that are to be purchased by Sepracor pursuant to the terms of this Agreement. Each such invoice shall, to the extent applicable, identify Sepracor's purchase order number, Product numbers, names and quantities, unit price and the total amount to be remitted by Sepracor. Except as agreed under section 5.8(a) below, Sepracor shall pay all such invoices within thirty (30) days of the date thereof.

5.8   Product Deficiencies.

        (a)   Inspection.    Sepracor shall inspect the Products manufactured by Patheon upon receipt thereof and, within [**] days, shall give the Patheon Administrator written notice of all claims for Products that deviate from Sepracor's Technical Information or cGMPs (a "Deficiency Notice"). In the case of any defects not reasonably susceptible to discovery upon receipt of the Product, Sepracor shall give the Patheon Administrator a Deficiency Notice within [**] days after discovery thereof by Sepracor, but in no event after the expiration date of the Product. Should Sepracor fail to provide the Patheon Administrator with written notice of its acceptance or rejection of the delivery within [**] days of receipt of a delivery of Products, then delivery shall be deemed to have been accepted by Sepracor on the [**] day after delivery. Except as set out in Section 6.2, Patheon shall have no liability for any deviations for which the Patheon Administrator has not received notice within the applicable [**] day period. Sepracor shall not be obligated to pay for any Product which is the subject of a Deficiency Notice until the issue has been resolved under Section 5.8(b).

        (b)   Determination of Deficiency.    Upon receipt of a Deficiency Notice, Patheon shall undertake appropriate testing of the Products and shall have [**] days to advise Sepracor by notice in writing that it disagrees with the contents of such Deficiency Notice. If Sepracor and the Patheon Administrator fail to agree within [**] days after the Patheon Administrator's notice to Sepracor as to whether any Products identified in the Deficiency Notice deviate from Sepracor's Technical Information or cGMPs, then the parties shall mutually select an independent laboratory to evaluate if the Products deviate from Sepracor's Technical Information or cGMPs (the "Evaluation"). Such Evaluation shall be binding on the parties, and if the Evaluation certifies that any Products deviate from Sepracor's Technical Information or cGMPs, Sepracor may reject those Products in the manner contemplated by Section 5.8(c) and Patheon shall pay the costs of the Evaluation. If the Evaluation does not so certify in respect of any such Products, then Sepracor shall be deemed to have accepted delivery of such Products on the [**] day after delivery and Sepracor shall pay the costs of the Evaluation.

        (c)   Product Rejection.    Subject to the provisions of Sections 5.8(a) and (b), and 9.2(b), Sepracor has the right to reject and return, at Patheon's expense, any portion of any shipment of Products that deviates from Sepracor's Technical Information or cGMPs without invalidating any remainder of such shipment.

ARTICLE 6

CO-OPERATION

6.1   Quarterly Review.

        Each of Sepracor and the Patheon Administrator shall forthwith upon execution of this Agreement appoint one of its employees to be a relationship manager responsible for liaison between the parties. The relationship managers shall meet not less than quarterly to review the current status of the business relationship and manage any issues that have arisen.

6.2   Product Recalls and Returns.

        (a)   Product Recalls.    Patheon and Sepracor shall each maintain records as may be necessary to permit a recall or a field correction of any Products delivered to Sepracor or customers of Sepracor, effected voluntarily or under a threat of, or a directive by, any governmental agency. Each party shall give notice within one Business Day by telephone (to be confirmed in writing) to the Director of Quality Control/Quality Assurance of the other party upon discovery that any Products should be recalled or corrected, or may be required to be recalled or corrected, and each party upon receiving any such notice or upon any such discovery, shall cease and desist from further shipments of such Products in its possession or control until a decision has been made whether a recall or some other corrective action is necessary. The decision to initiate a recall or to take some other corrective action, if any, shall be made and implemented by Sepracor. Patheon will co-operate as reasonably required by Sepracor, having regard to all applicable laws and regulations.

        (b)   Product Returns.    Sepracor shall have the responsibility for handling customer returns of the Products. The Patheon Administrator and Patheon shall provide Sepracor with such assistance as Sepracor may reasonably need to handle such returns.

        (c)   Patheon Responsibility.    To the extent that a recall or return results from, or arises out of, a failure by Patheon to perform in accordance with this Agreement or to provide the Manufacturing Services in accordance with the Manufacturing Responsibilities, such recall or return shall be made at Patheon's cost and expense, and Patheon shall use commercially reasonable efforts to replace the recalled or returned Products with new Products within [**] days from the date that Sepracor definitively notifies Patheon about the recalled or returned Products, contingent upon the receipt or availability from Sepracor of all API. In the event that Patheon is unable to replace the recalled Products within this [**]-day period (except where such inability results from a failure to receive the required API), then Patheon shall reimburse Sepracor for the price that Sepracor paid to Patheon for manufacturing the affected Products. In all other circumstances, recalls, returns or other corrective actions shall be made at Sepracor's cost and expense.

6.3   Customer Questions and Complaints.

        Sepracor shall have the sole responsibility for responding to questions and complaints from Sepracor's customers. Questions or complaints received by Patheon from Sepracor's customers shall be promptly referred to Sepracor. The Patheon Administrator and Patheon shall co-operate as reasonably required to allow Sepracor to determine the cause of and resolve any customer questions and complaints. Such co-operation shall include follow-up investigations, including testing. In addition, within [**] days from the date of request, the Patheon Administrator shall provide Sepracor with all necessary information that will enable Sepracor to respond properly to questions or complaints relating to the Products. Unless it is determined that the cause of any customer complaint resulted from a failure by Patheon to provide the Manufacturing Services in accordance with the Manufacturing Responsibilities, all costs incurred in respect of this Section 6.3 shall be borne by Sepracor.

6.4   Governmental Agencies.

        Each party may communicate with any governmental agency, including but not limited to governmental agencies responsible for granting regulatory approval for the Products, regarding such Products if in the opinion of that party's counsel, such communication is necessary to comply with the terms of this Agreement or the requirements of any law, governmental order or regulation; provided, however, that unless in the reasonable opinion of its counsel there is a legal prohibition against doing so, such party shall permit the other party to accompany and take part in any communications with the agency, and to receive copies of all such communications from the agency. In addition, Patheon agrees to update and maintain in good order its Annual Registration of Drug Establishment and such other registrations, licenses or certifications required by the FDA to permit Patheon to perform its obligations under this Agreement and shall make such licenses or other documents available to Sepracor or its designees for inspection upon request on reasonable notice, during regular business hours. Patheon will promptly notify Sepracor of any communications from the FDA or other governmental regulatory authority, which may impact or change the manufacturing of the Products under this Agreement. Patheon shall also maintain one or more facility master files as required and will provide to Sepracor, on request, a letter authorizing the FDA to access the Patheon drug master file for the Products.

6.5   Records and Accounting by Patheon.

        Patheon shall keep records of the manufacture, testing and shipping of the Products, and retain samples of such Products as are necessary to comply with this Agreement and the manufacturing regulatory requirements applicable to Patheon, as well as to assist with resolving product complaints and other similar investigations. Copies of such records and samples shall be retained for a period of five (5) years following the date of manufacture, or longer if required by law. Sepracor is responsible for retaining samples of the Products necessary to comply with the legal/regulatory requirements applicable to Sepracor. Patheon shall also keep and maintain complete and accurate records and books of account in sufficient detail and form so as to enable Patheon's costs and expenses for Components and Manufacturing Services to be determined, provided that Patheon shall have no obligation to provide the specific pricing of any supplier to the extent that such pricing is subject to obligations of confidentiality between Patheon and such supplier. In addition to any other reporting requirements under this Agreement or otherwise, Patheon shall provide a monthly report to Sepracor of all consigned Inventory for all Patheon Manufacturing Sites (the "Inventory Report") as follows: (i) Patheon shall provide the Inventory Report no later than the [**] after the end of the month; (ii) Patheon shall ensure that all API and Components are listed on the Inventory Report; and (iii) Patheon shall provide complete data related to the API and Components, including, but not limited to, Part #, Lot #, date received, unit of measure, status, location and quantity on hand.

6.6   Inspection.

        Sepracor may inspect the Patheon reports and records relating to this Agreement, including, but not limited to, records related to API received at any Patheon location, during normal business hours and with reasonable advance notice, provided Patheon's representative is present during any such inspection. In addition the Patheon Administrator shall notify Sepracor of any inspections by any governmental agency involving the Products and in all cases, shall allow governmental inspectors (such as inspectors from FDA) acting pursuant to statutory authority to inspect the Manufacturing Sites in connection with the manufacture of the Products and to review required documentation.

6.7   Access.

        Patheon shall provide Sepracor with reasonable access at mutually agreeable times to any of its facilities in which the Products are manufactured, stored, handled or shipped in order to permit Sepracor's verification of Patheon' compliance with the terms of this Agreement and with all applicable laws and regulations, and for the purpose of reviewing the equipment, manufacturing process, testing of the Products and batch, or to conduct an inventory of the API, in whatever form, at all Patheon facilities. For greater certainty, the right of access provided in this Section 6.7 shall not include a right to access to inspect the financial records of Patheon or the Patheon Administrator.

6.8   Reports.

        The Patheon Administrator will supply on an annual basis all product data, including release test results, complaint test results, all investigations (in manufacturing, testing and storage), and the like, that Sepracor reasonably requires in order to complete any filing under any applicable regulatory requirements. At Sepracor's request and subject to an additional fee to be agreed by the parties, the Patheon Administrator may prepare annual product review reports on behalf of Sepracor and in accordance with Sepracor's instructions.

6.9   FDA Filings

        (a)   FDA Filings.    Sepracor shall have the sole responsibility for filing all documents with the FDA and taking any other actions that may be required for the receipt of FDA Approval for the commercial manufacture of all of the Products. The Patheon Administrator shall assist Sepracor, to the extent consistent with Patheon's obligations under this Agreement, to obtain FDA Approval for the commercial manufacture of all Products as quickly as reasonably possible.

        (b)   Verification of Data.    Sepracor shall make reasonable efforts to provide the Patheon Administrator with a copy of those documents, or portions of documents, to be filed with the FDA that incorporate data generated by Patheon prior to filing so as to give Patheon the opportunity to verify the accuracy and regulatory validity of Patheon generated data contained therein and, in any event, shall provide copies of such documents promptly after filing.

        (c)   Deficiencies.    If in Patheon's sole discretion, acting reasonably, Patheon determines that there are material inaccuracies or deficiencies in the information provided by Sepracor in accordance with paragraph (b) above (the "Deficiencies"), the Patheon Administrator shall notify Sepracor in writing of such Deficiencies.

        (d)   Sepracor Responsibility.    For clarity, the parties agree that in reviewing the documents referred to in paragraph (b) above, Patheon's role will be limited to verifying the accuracy of the description of the work undertaken or to be undertaken by Patheon. As such, Patheon shall not assume any responsibility for the accuracy of the New Drug Application ("NDA") or the Abbreviated New Drug Application ("ANDA"), as the case may be. The sole responsibility of the preparation and filing of the NDA shall be borne by Sepracor.

ARTICLE 7

TERMS AND TERMINATION

7.1   Term.

        Subject to Section 7.2, this Agreement shall continue until December 31, 2011 (the "Initial Term"), unless terminated earlier by one of the parties as provided in this Agreement. The Initial Term of this Agreement and each subsequent term may be extended for additional two (2) year terms by mutual agreement of the Parties provided that the Parties agree to such extension in writing no later than eighteen (18) months prior to the end of the then current term.

7.2   Early Termination

        (a)   Either Party may terminate this Agreement upon written notice to the other party in circumstances where such other party has failed to remedy a material breach of any of its representations, warranties or other obligations under this Agreement within sixty (60) days following receipt of a written notice (the "Remediation Period") of said breach that expressly states that it is a notice under this Section 7.2(a) (a "Breach Notice"). The non-defaulting party's right to terminate this Agreement pursuant to this Section 7.2(a) may only be exercised for a period of sixty (60) days following the expiry of the Remediation Period (in circumstances where the breach has not been remedied) and if the termination right is not exercised during this period then the non-defaulting party shall be deemed to have waived the breach of the representation, warranty or obligation described in the Breach Notice.

        (b)   Either Party may immediately terminate this Agreement upon written notice, but without the necessity of prior advance notice, to the other party in the event that (i) any other party to this Agreement is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by any other party to this Agreement; or (iii) this Agreement is assigned by any other party to this Agreement for the benefit of creditors.

        (c)   Sepracor may terminate this Agreement as to any Product upon thirty (30) days' written notice to Patheon in the event that any governmental agency takes any action, or raises any objection, that prevents Sepracor from importing, exporting, purchasing or selling such Product, or otherwise has a material impact on Sepracor's ability to import, export, purchase or sell such Product.

        (d)   Patheon may terminate this Agreement on six (6) months' prior written notice if Sepracor assigns pursuant to Section 12.7 any of its rights under this Agreement to an assignee that, in the opinion of Patheon acting reasonably, is (i) not a credit worthy substitute for Sepracor, or (ii) a competitor of Patheon in the contract manufacturing business provided that such competitive party's business is primarily related to contracting manufacturing.

        (e)   After January 1, 2009, either party may terminate this Agreement upon six (6) months' prior written notice in the event of a material change in such party's business or operations, financial status, or such other change that would significantly impact such party's ability to continue to perform under this Agreement.

7.3   Obligation on Termination.

        If this Agreement expires or is terminated in whole or in part for any reason, then:

(a)
Patheon shall immediately begin, in good faith, to mitigate all termination expenses;

(b)
Sepracor shall take delivery of and pay for all undelivered Products that are manufactured and/or packaged pursuant to a Firm Order, at the price in effect at the time the Firm Order was placed;

(c)
Sepracor shall purchase, at Patheon's cost, the Inventory applicable to the Products which was purchased, produced or maintained by Patheon in contemplation of filling Firm Orders or in accordance with Section 5.4 prior to notice of termination being given;

(d)
Sepracor shall satisfy the purchase price payable pursuant to Patheon's orders with suppliers of Components, provided such orders were made by Patheon in reliance on Firm Orders or in accordance with Section 5.4; and

(e)
Patheon shall return to Sepracor all unused API (with shipping and related expenses, if any, to be borne by Sepracor).

Any termination or expiration of this Agreement shall not affect any outstanding obligations or payments due hereunder prior to such termination or expiration, nor shall it prejudice any other remedies that the parties may have under this Agreement. For greater certainty, termination of this Agreement for any reason shall not affect the obligations and responsibilities of the parties pursuant to Article 9, 10, 11, Sections 12.1, 12.2, 12.3, 12.4 and 12.16 all of which shall survive any termination.

ARTICLE 8

REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1   Authority.

        Each party represents and warrants that it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder.

8.2   Non-Infringement.

(a)
Sepracor

        Sepracor represents and warrants that, to the best of Sepracor's knowledge:

(i)
Sepracor's Technical Information for each of the Products is its or its Affiliate's property and that Sepracor may lawfully disclose Sepracor's Technical Information to Patheon;

(ii)
any Intellectual Property provided to Patheon by Sepracor for use by Patheon in connection with the provision of the Manufacturing Services according to Sepracor's Technical Information (i) is Sepracor's or its Affiliate's unencumbered property, (ii) may be lawfully used as directed by Sepracor, and (iii) such use does not infringe and will not infringe any Third Party Rights;

(iii)
the provision of the Manufacturing Services by Patheon in respect of any Product pursuant to this Agreement or use or other disposition of any Product by Patheon as may be required to perform its obligations under this Agreement does not and will not infringe any Third Party Rights;

(iv)
there are no actions or other legal proceedings, the subject of which is the infringement of Third Party Rights related to any of Sepracor's Technical Information, or any of the API and the Components, or the sale, use or other disposition of any Product made in accordance with Sepracor's Technical Information;

(v)
Sepracor's Technical Information for all Products conforms to all applicable cGMPs, laws and regulations; and

(vi)
the Products, if approved for marketing by the applicable drug regulatory authorities and labelled and manufactured in accordance with Sepracor's Technical Information and in compliance with applicable cGMPs, laws and regulations may be lawfully sold and distributed in every jurisdiction in which Sepracor markets such Products.

(b)
Patheon Manufacturing Services

        Patheon represents and warrants that, to the best of its knowledge, the manufacturing processes used by it, and which are not specified by Sepracor, for manufacturing Product do not infringe any Third Party Rights, provided, however that Patheon does not warrant against infringement attributable to an element of the Specifications, the API or Components specified by Sepracor, or an element of the Product specified by Sepracor, or the combination of the API, Components or Product with Patheon' manufacturing process.

8.3   Debarred Persons.

        Patheon covenants that in the performance of its obligations under this Agreement it will not use the services of any person debarred or suspended under 21 U.S.C. §335(a) or (b). Patheon represents and warrants that it does not currently employ or retain, and covenants that it will not hire, as an officer or an employee, any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the United States Food, Drug and Cosmetic Act.

8.4   Permits.

        Sepracor shall be solely responsible for obtaining or maintaining any permits or other regulatory approvals in respect of the Products or Sepracor's Technical Information, including, without limitation, all marketing and post-marketing approvals.

8.5   Compliance with Laws.

        Each party, in connection with its performance under this Agreement, shall comply with all applicable laws, rules, regulations, orders and guidelines.

8.6   Patheon Warranty.

        Patheon warrants and represents to Sepracor that the Product: (i) has been manufactured in accordance with GMP and other applicable FDA laws and regulations, and all other federal, state and local laws, rules and regulations applicable in Canada and the Territory in connection with the Manufacturing Services provided under this Agreement; (ii) will satisfy Sepracor's Technical Information and be free of defects in material and workmanship provided, however, that Patheon will not be responsible for any failure of the Product to meet the specifications that is due to the failure of raw material supplied by Sepracor to meet the raw material's applicable specifications; (iii) will not be adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act provided, however, that Patheon will not be responsible for misbranding that is due to any label, instructions or package insert text provided to Patheon by Sepracor; and (iv) will be conveyed to Sepracor with good title and free of all lawful security interests, liens, or encumbrances. Patheon further warrants that Patheon's manufacturing and storage facilities shall comply with all applicable laws, rules and regulations. In addition, in the event any Patheon Manufacturing Site is unable to perform under this Agreement for any reason, Patheon represents and warrants that it will employ all commercially reasonable efforts to make another Patheon Manufacturing Site available to perform the Manufacturing Services as required by this Agreement.

ARTICLE 9

REMEDIES AND INDEMNITIES

9.1   Consequential Damages

        No party shall be liable to any other party to this Agreement in contract, tort, negligence, breach of statutory duty or otherwise for any (direct or indirect) loss of profits, of production, of anticipated savings, of business or goodwill or for any liability, damage, costs or expense of any kind incurred by the other party of an indirect or consequential nature.

9.2   Limitation of Liability

        (a)   API.    Patheon's liability for any loss or damage to the API shall be as set forth in Section 3.2 hereof.

        (b)   Products.    Except in circumstances where Patheon has failed to provide the Manufacturing Services in accordance with the Manufacturing Responsibilities or otherwise failed to perform in accordance with this Agreement, Patheon shall not be liable nor have any responsibility for any deficiencies in, or other liabilities associated with, any Product manufactured by it, including, without limitation, any deficiencies with respect to Sepracor's Technical Information, the safety, efficacy or marketability of the Products or any distribution risk. Except as set out in Section 6.2(c), if Patheon has failed to provide the Manufacturing Services in accordance with the Manufacturing Responsibilities, then Sepracor shall have no obligation to pay for such Products. At Sepracor's option, Patheon shall, at its sole cost and expense, manufacture additional Products to replace such deficient Products, provided that Sepracor shall supply Patheon with the additional API that is needed to manufacture the Products. Patheon's cost for such API shall be determined in accordance with Section 2.3.

        (c)   Maximum Liability.    The maximum liability of Patheon in the aggregate under this Agreement for any reason whatsoever, including, without limitation, any liability arising under Section 3.2, Article 6 or resulting from a breach of representations, warranties or other obligations under this Agreement shall not exceed in any Year the lesser of (i) the amount equal to fifty percent (50%) of that Year's revenue paid by Sepracor to Patheon and (ii) $7,500,000; provided, however, that this limitation shall not apply with respect to third party claims.

9.3   Patheon Indemnification

        Subject to Sections 9.1 and 9.2, Patheon agrees to defend, indemnify and hold Sepracor, its officers, employees and agents harmless against any and all losses, damages, costs, claims, demands, judgments and liability to, from and in favour of third parties (other than Affiliates) resulting from, or relating to any of the following: (i) any claim of personal injury or property damage to the extent that such injury or damage is the result of a failure by Patheon to provide the Manufacturing Services in accordance with the Manufacturing Responsibilities or any breach of the Agreement by Patheon including, without limitation, any representation or warranty contained herein, (ii) any claim that the manufacturing processes used by Patheon, and which are not specified by Sepracor, for manufacturing Product infringe any Third Party Rights, provided, however that Patheon shall not be liable for any claim of infringement attributable to an element of the Specifications, the API or Components specified by Sepracor, or an element of the Product specified by Sepracor, or the combination of the API, Components or Product with Patheon's manufacturing process, or (iii) any claim that the Components, other than the Components specified by Sepracor or supplied by Sepracor suppliers, infringe any Third Party Rights, except to the extent that any such losses, damages, costs, claims, demands, judgments and liability are due to the negligence or wrongful act(s) of Sepracor, its officers, employees or agents or Affiliates or for which Sepracor is obligated to indemnify Patheon pursuant to Section 9.4. Sepracor shall promptly notify Patheon of any such claim, shall use commercially reasonable efforts to mitigate the effects of such claim, shall reasonably cooperate with Patheon in the defence of such claim and shall permit Patheon to control the defence and settlement of such claim, all at Patheon's cost and expense.

9.4   Sepracor Indemnification

        Subject to Sections 9.1 and 9.2, Sepracor agrees to defend, indemnify and hold each of Patheon, its officers, employees and agents harmless against any and all losses, damages, costs, claims, demands, judgments and liability to, from and in favour of third parties (other than Affiliates) resulting from, or relating to any of the following: (i) any claim of infringement or alleged infringement, of any Third Party Rights in respect of the Products or the API, or (ii) any claim of personal injury or property damage arising from the design, manufacture, distribution, sale or use of the Products except to the extent that any such losses, damages, costs, claims, demands, judgments and liability are due to the negligence or wrongful act(s) of Patheon, its officers, employees or agents or for which Patheon is required to indemnify Sepracor pursuant to Section 9.3. Patheon shall promptly notify Sepracor of any such claims, shall use commercially reasonable efforts to mitigate the effects of such claim, shall reasonably cooperate with Sepracor in the defence of such claims and shall permit Sepracor to control the defence and settlement of such claims, all at Sepracor's cost and expense.

9.5   Reasonable Allocation of Risk

        The parties acknowledge and agree that the provisions of this Agreement (including, without limitation, this Article 9) are reasonable and create a reasonable allocation of risk having regard to the relative profits the parties respectively expect to derive from the Products, and that Patheon, in their fees for the provision of the Manufacturing Services, has not accepted a greater degree of the risks arising from the manufacture, distribution and use of the Products, based on the fact that Sepracor has developed and holds the marketing approval for the Products and requires Patheon to manufacture and label the Products strictly in accordance with Sepracor's Technical Information, and that Sepracor and not Patheon is in a position to inform and advise potential users of the Products as to the circumstances and manner of use of the Products.

ARTICLE 10

CONFIDENTIALITY

        10.1    Disclosure.    During and in furtherance of this Agreement, each of the parties hereto may disclose certain of its Confidential Information to the other parties.

        10.2    Use of Information.    During the Initial Term and any renewals of this Agreement, and for a period of five (5) years from the termination of this Agreement, each of the parties hereto agrees (i) to use the Confidential Information only in connection with the terms and purpose of this Agreement; (ii) to treat the Confidential Information as it would its own proprietary information; and (iii) to take all reasonable precautions to prevent the disclosure of the Confidential Information to any third party, other than an Affiliate, without the prior written consent of the other parties.

        10.3    Exceptions.    Each of parties shall be relieved of any and all of the obligations under Section 10.2 regarding Confidential Information which (i) was known by the recipient prior to receipt hereunder; (ii) at the time of disclosure, was generally available to the public, or which after disclosure hereunder becomes generally available to the public through no fault attributable to a party hereto; or (iii) is hereafter made available for use or disclosure from any third party having a right to do so.

        10.4    Presumption of Confidentiality.    Subject to Section 10.3, the obligations set forth in this Section 10 shall apply to all information disclosed under this Agreement that is treated by the disclosing party as confidential or proprietary.

ARTICLE 11

DISPUTE RESOLUTION

11.1     Commercial Disputes.

        In the event of any dispute arising out of or in connection with this Agreement (other than a dispute determined in accordance with Section 5.8(b) or a Technical Dispute), the parties shall first try to solve it amicably. In this regard, any party may send a notice of dispute to the other, and each party shall appoint, within [**] Business Days from receipt of such notice of dispute, a single representative having full power and authority to solve the dispute. The representatives so designated shall meet as necessary in order to solve such dispute. If these representatives fail to solve the matter within one (1) month from their appointment, or if a party fails to appoint a representative within the [**] Business Day period set forth above, such dispute shall immediately be referred to the Chief Operating

Officer or Executive Vice President, Operations (or such other officer as they may designate) of each party who will meet and discuss as necessary in order to try to solve the dispute amicably. Should the parties fail to reach a resolution under this Section 11.1, their dispute will be referred to a court of competent jurisdiction.

11.2     Technical Dispute Resolution.

        In the event of a dispute (other than disputes in relation to the matters set out in Sections 5.8(b) and 11.1) between the parties that is exclusively related to technical aspects of the manufacturing, packaging, labelling, quality control testing, handling, storage or other activities under this Agreement (a "Technical Dispute"), the parties shall make all reasonable efforts to resolve the dispute by amicable negotiations. In this regard, senior representatives of each party shall, as soon as practicable and in any event no later than [**] Business Days after a written request from either party to the other, meet in good faith to resolve any Technical Dispute. If, despite such meeting, the parties are unable to resolve a Technical Dispute within a reasonable time, and in any event within [**] Business Days of such written request, the Technical Dispute shall, at the request of either party, be referred for determination to an expert in accordance with the provisions of Schedule F. In the event that the parties cannot agree whether a dispute is a Technical Dispute, Section 11.1 shall prevail. For greater certainty, the parties agree that the release of the Products for sale or distribution pursuant to the applicable marketing approval for such Products shall not by itself indicate compliance by Patheon with its obligations in respect of the Manufacturing Services and further that nothing in this Agreement (including Schedule F) other than the Technical Dispute Resolution provisions of this paragraph 11.2 shall remove or limit the authority of the parties' relevant qualified persons for Product Release (as specified by the Quality Agreement) to determine whether the Products are to be released for sale or distribution.

ARTICLE 12

MISCELLANEOUS

12.1     Inventions.

(a)   Sepracor Inventions

        Patheon agrees that all inventions, data, works, discoveries, designs, technology and improvements, (whether or not protectable by a patent or a copyright), made, reduced to practice, created, written, designed or developed, authored or made by Patheon, alone or in combination with others, in the course of the performance of services under this Agreement, or thereafter if resulting or directly or indirectly derived from Sepracor's proprietary information ("Sepracor Inventions"), shall be the sole and exclusive property of Sepracor. Sepracor Inventions shall be promptly reported to Sepracor but otherwise maintained in confidence by Patheon. All Sepracor Inventions shall be deemed "works made for hire" to the extent permitted by the copyright law.

    (i)    Patheon hereby assigns, and ensures that its employees, agents and consultants, as applicable, shall assign, to Sepracor all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere, and appoints any officer of Sepracor as its duly authorized agent to execute, file, prosecute and protect the same before any government agency, court or authority; such appointment only to be exercised after providing to Patheon reasonable notice and opportunity to execute such documents directly.

    (ii)    Patheon agrees to cooperate fully with Sepracor and its nominees to obtain patents or register copyrights in any and all countries for these Inventions, and to execute all papers for use in applying for and obtaining such protection thereon as Sepracor may desire, together with assignments thereof to confirm Sepracor's ownership thereof, all at Sepracor's expense.

(b)   Patheon Inventions

        All inventions, data, works, discoveries, designs, technology and improvements, (whether or not protectable by a patent or a copyright) that are conceived, made, reduced to practice, created, written, designed or developed, authored or made by Patheon, and which are not specific to, or dependant upon, Products or Sepracor Inventions and which have application to manufacturing processes or formulation development of drug products or drug delivery systems shall be the exclusive property of Patheon (the "Patheon Inventions"). Patheon hereby grants to Sepracor a non-exclusive, paid-up, royalty-free, transferable license of such Patheon Inventions which Sepracor may use for the manufacture, sale and offer for sale of the Products;

          (i)    Sepracor hereby assigns, and ensures that its employees, agents and consultants, as applicable, shall assign, to Patheon all Patheon Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere, and appoints any officer of Patheon as its duly authorized agent to execute, file, prosecute and protect the same before any government agency, court or authority; such appointment only to be exercised after providing to Sepracor reasonable notice and opportunity to execute such documents directly.

          (ii)   Sepracor agrees to cooperate fully with Patheon and its nominees to obtain patents or register copyrights in any and all countries for the Patheon Inventions, and to execute all papers for use in applying for and obtaining such protection thereon as Patheon may desire, together with assignments thereof to confirm Patheon's ownership thereof, all at Patheon's expense.

12.2     Patent Matters.

        (a)   Sepracor will, at Sepracor's expense, have sole responsibility for, in its sole discretion, preparation, filing, prosecution and maintenance of patents and patent applications relating to Sepracor Inventions as described in Section 12.1(a) above and Patheon agrees to provide reasonable assistance to and cooperate fully with Sepracor or its representatives to facilitate preparation, filing, prosecution, and maintenance of any such patents or patent applications.

        (b)   Patheon will, at Patheon's expense, have the sole responsibility for preparation, filing, prosecution, and maintenance of patents and patent applications relating to subject matter described in Section 12.1(b) above. Patheon agrees that any such preparation, filing, prosecution and maintenance will be conducted diligently and that, for patents pertaining to Technology licensed to Sepracor hereunder, Sepracor will be kept fully and promptly informed of the progress thereof. In the event Patheon elects to discontinue prosecution or maintenance of any patent application or patent described in this Section 12, or part thereof, Sepracor may assume the prosecution or maintenance of any such patent application or patent at its own expense, and Patheon shall assign to Sepracor all right, title and interest in and to any such patent application or patent.

        (c)   If, during the term of this Agreement, either Party learns of any infringement or threatened infringement by a third party of the patents comprising Patent Rights, such Party will promptly notify the other Party and will provide such other Party with any available evidence of such infringement.

12.3     Intellectual Property.

        Any intellectual property developed by either Patheon or Sepracor prior to the Effective Date and any rights relating to such intellectual property will remain the property of the respective party, who shall at all time retain the sole control and use of such intellectual property and the applicable rights. Sepracor, on the one hand, and Patheon and the Patheon Administrator, on the other hand, hereby acknowledge that neither party has, nor shall it acquire, any interest in any of the other party's Intellectual Property unless otherwise expressly agreed to in writing. Nothing perlegalrecited herein shall be construed as granting any right or license in any intellectual property owned or licensed to Sepracor, except to the extent necessary for Patheon to carry out Manufacturing Services for Sepracor hereunder; this limited grant is immediately revocable at Sepracor's sole discretion.

12.4     Insurance.

        Each party shall maintain commercial general liability insurance, which insurance shall afford limits of not less than $5,000,000 for each occurrence for personal injury liability, products liability and property damage liability that may arise from this Agreement or otherwise. If requested each party will provide the other with a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date and the limits of liability. The insurance certificate shall further provide for a minimum of thirty (30) days' written notice to the insured of a cancellation of, or material change in, the insurance.

12.5     Independent Contractors.

        The parties are independent contractors and this Agreement shall not be construed to create between any Patheon and Sepracor any other relationship such as, by way of example only, that of employer-employee, principal agent, joint-venturer, co-partners or any similar relationship, the existence of which is expressly denied by the parties hereto.

12.6     No Waiver.

        Any party's failure to require another party to comply with any provision of this Agreement shall not be deemed a waiver of such provision of any other provision of this Agreement.

12.7     Assignment.

        (a)   Patheon may not assign this Agreement or any of its rights or obligations hereunder except with the written consent of Sepracor, such consent not to be unreasonably withheld. For greater certainty, Patheon may arrange for subcontractors to perform specific services arising under this Agreement provided that Patheon will remain responsible to Sepracor under this Agreement;

        (b)   Subject to Section 7.2(d), Sepracor may assign this Agreement or any of its rights or obligations hereunder without approval from Patheon; provided, however, that Sepracor shall give prior written notice of any assignment to Patheon, any assignee shall covenant in writing with Patheon to be bound by the terms of this Agreement and Sepracor shall remain liable hereunder;

        (c)   Notwithstanding the foregoing provisions of this Section 12.7, any party may assign this Agreement to any of its Affiliates or to a successor to or purchaser of all or substantially all of its business, provided that such assignee executes an agreement with the non-assigning party hereto whereby it agrees to be bound hereunder.

12.8     Force Majeure.

        Subject to the terms of this Agreement, no party shall be liable for the failure to perform its obligations under this Agreement if such failure is occasioned by a cause or contingency beyond such party's reasonable control, including, but not limited to, strikes or other labour disturbances, lockouts, riots, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, defective equipment (due to manufacturer defect), or compliance with any order or regulation of any government entity acting within colour of right. A party claiming a right to be excused from performance under this Section 12.8 shall immediately notify the other parties in writing of the extent of its inability to perform, which notice shall specify the occurrence beyond its reasonable control that prevents such performance, and shall use reasonable efforts to minimize any delays caused by such occurrence, and if warranted to make best commercial efforts to transfer production to an alternate validated Patheon site.

12.9     Additional Product.

        Additional products may be added to this Agreement and such additional products shall be governed by the general conditions hereof with any special terms (including, without limitation, price) governed by an addendum hereto.

12.10      Notices.

        Any notice, approval, instruction or other written communication required or permitted hereunder shall be sufficient if made or given to the other parties by personal delivery, by telecopier or facsimile communication or by sending the same by first class mail, postage prepaid to the mailing address, or telecopier or facsimile number set forth below:

If to Sepracor:
Sepracor Inc. 84 Waterford Drive Marlborough, Massachusetts 01752 U.S.A.
Attention: President Telecopier No.: 508-357-7889
With a copy to:	General Counsel, Sepracor Inc. Same address as Sepracor Telecopier No.: 508-357-7511
If to Patheon:
c/o Patheon Inc. Corporate Office 7070 Mississauga Road, Suite 350 Mississauga, Ontario Canada L5N 7J8.
Attention: President Telecopier No.: (905) 812-6705
With a copy to:	General Counsel, Patheon Inc. Same address as Patheon Telecopier No.: (905) 812-6613 or to such other addresses or telecopier or facsimile numbers provided to the other party in accordance with the terms of this Section 12.10. Notices or written communications made or given by personal delivery or by telecopier or facsimile shall be deemed to have been sufficiently made or given when sent (receipt acknowledged), or if mailed, five days after being deposited in the United States or Canadian mail, postage prepaid or upon receipt, whichever is sooner.

12.11  Severability.

        If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

12.12  Entire Agreement.

        This Agreement, together with the Quality Agreements (incorporated herein by reference), constitutes the full, complete, final and integrated agreement among the parties hereto relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions or understandings with respect to the subject matter hereof, including the Original Agreement except as otherwise stated in Section 12.13. Any modification, amendment or supplement to this Agreement must be in writing and signed by authorized representatives of all parties. In case of conflict, the prevailing order of documents shall be this Agreement and the Quality Agreement. For the avoidance of doubt, this Agreement does not supersede that certain Master

Agreement for Development and Manufacturing of Non-Commercial Products, executed by the parties and dated February 12, 2007 which remains in full force and effect in accordance with its terms.

12.13  Original Agreement.

        Notwithstanding the provisions of Section 12.12, the Original Agreement shall apply in respect of the obligations of the parties thereto prior to the Effective Date.

12.14  No Third Party Benefit or Right.

        For greater certainty, nothing in this Agreement shall confer or be construed as conferring on any third party any benefit or the right to enforce any express or implied term of this Agreement.

12.15  Execution of Counterparts.

        This Agreement may be executed in counterparts, by original or facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.16  Governing Law.

        This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, United States of America and jurisdiction shall be vested in the United States District Court for the District of Delaware. The parties expressly agree that the UN Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

12.17  Capital Requirements.

        Certain capital requirements and the obligations of the parties in respect thereof are set out in Schedule J.

        IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date first written above.

PATHEON INC.
by	/s/ Clive V. Bennett
by	President, Patheon D.S.
PATHEON PHARMACEUTICALS INC.		MOVA PHARMACEUTICAL CORPORATION
by	/s/ Clive V. Bennett	by	/s/ Nick DiPietro
by	President, Patheon D.S.	by	Director
SEPRACOR, INC.
by	/s/ Stephen A. Wald
by	Senior Vice President, Technical Operations

SCHEDULE A

PRODUCT SPECIFICATIONS

        Copies of the finished Product specifications, packaging specifications and shipping requirements for each product are attached hereto, which specifications are current as of the Effective Date and are subject to change in accordance with the terms of this Agreement.

Purchase Specifications for Lunesta® (eszopiclone)
1.0 mg, 2.0 mg and 3.0 mg Tablets
(Sepracor Material Ids: 400621, 400650 and 400651 respectively)

Attribute	Purchase Specifications
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

Specifications for the API and Excipients

Ingredient	Specifications
[**]	Sepracor Specification (Sepracor Material ID # 400549)
[**]	NF
[**]	USP
[**]	NF
[**]	NF
[**]	NF
[**]	Vendor Specification approved by Sepracor
[**]	Vendor Specification approved by Sepracor
[**]	Vendor Specification approved by Sepracor

SCHEDULE B

FEES AND MINIMUM RUN QUANTITIES

        Pricing is based on number of batches ordered per purchase order; minimum annual volumes are as indicated.

2007 Pricing Tables—in USD

        Pricing is based on number of batches ordered per purchase order; minimum annual volumes are as indicated.

  Lunesta 1 mg

SKU	100's bottle
Annual Qty (units)	[**]
Run Qty ([**] kg batches)	1	2	6
Run Qty (units)	[**]	[**]	[**]
Price per unit	$[**]	$[**]	$[**]

  Lunesta 2 mg and 3 mg

SKU	100's bottle			2x18's blister
Annual Qty (units)	[**]			[**]
Run Qty ([**] kg batches—Toronto)	1	3	6	1	2
Run Qty (units)	[**]	[**]	[**]	[**]	[**]
Run Qty ([**] kg batches—Manati)	1	3	6	1	2
Run Qty (units)	[**]	[**]	[**]	[**]	[**]
Run Qty ([**] kg batches—Manati)	—	1	2	1	2
Run Qty (units)	[**]	[**]	[**]	[**]	[**]
Price per unit	$[**]	$[**]	$[**]	$[**]	$[**]

[**]

Assumptions, Terms and Conditions

  1.
  This pricing became effective on February 1, 2007.

  2.
  An actual yield of [**]% is assumed.

  3.
  The 1 mg strength tablet will be made at Patheon's Toronto, Canada facility ("Patheon TRO") using a [**] kg batch size. The 2 mg and 3mg tablets will be made at TRO (using a [**] kg batch size) or at Manatí (Puerto Rico Operations) using either a [**] kg or a [**] kg batch size. When the [**] kg batch size is validated (anticipated in [**]), all 2 mg and 3 mg production is expected to be manufactured using this batch size. TRO will remain as an alternate site of manufacture for this production.

  4.
  When the [**] kg batch size is validated and sample blisters of 2 mg and 3 mg product are ordered, a full lot will be manufactured and must be split between the blister samples and bottles.

  5.
  The packaging configurations for each SKU are as per specifications established at Patheon TRO.

  6.
  The same primary packaging components and formats are assumed for all three strengths.

  7.
  Raw material and finished product testing are based on established specifications and methods set forth in the Technical Information.

  8.
  Patheon will be responsible for the shipment of bulk tablets from Patheon TRO or Manatí to Patheon Pharmaceuticals Inc. at 2110 East Galbraith Road, Cincinnati, Ohio 45237-1625, USA for blister packaging.

IT IS ASSUMED THAT FINISHED PACKAGES WILL BE SHIPPED FROM THE FINAL PACKAGING SITE TO SEPRACOR'S CURRENT DESIGNATED LOCATION IN THE USA. ANY ADDITIONAL SHIPPING COSTS RELATIVE TO SHIPPING FROM PATHEON TRO THAT ARE INCURRED AS A RESULT OF PATHEON SUBCONTRACTING THE SERVICES TO ANY PATHEON AFFILIATES WILL BE BORNE BY PATHEON.

SCHEDULE C

API

API	Supplier(s)
Eszoplicone	Dow Chemical Co.
Sepracor Canada Ltd.

SCHEDULE D

API REIMBURSEMENT VALUE

        For the purposes of the Agreement, the parties agree that the API Reimbursement Value shall be as follows:

Product	API	API Reimbursement Value
Eszoplicone Tablets	Eszopiclone	$[**]/Kg

MAXIMUM REIMBURSEMENT VALUE

        Patheon's aggregate liability for API calculated in accordance with Sections 2.3 of the Agreement in a Year shall not exceed, in the aggregate, the maximum reimbursement value set forth below:

Product	Maximum Reimbursement Value*
Eszoplicone Tablets	$[**]

*
the $[**] limit above will be adjusted to $[**] for the [**].

SCHEDULE E

BATCH NUMBERING AND EXPIRATION DATES

        Each batch of Products manufactured by Patheon will bear lot a unique lot number using the batch numbering system of such Patheon. The number will appear on all documents relating to the particular batch of Product.

        Patheon will calculate the expiration date of the Product for each batch by adding the expiration period of the Product supplied by Sepracor to the date of Manufacture of each batch.

SCHEDULE F
TECHNICAL DISPUTE RESOLUTION

        Technical Disputes which cannot be resolved by negotiation as provided in Section 11.2 shall be resolved in the following matter:

        1.     Appointment of Expert.    Within [**] Business Days after a party requests pursuant to Section 11.2 that an expert be appointed to resolve a Technical Dispute, the parties shall jointly appoint a mutually acceptable expert with experience and expertise in the subject matter of the dispute. If the parties are unable to so agree within such [**] Business Day period, or in the event of disclosure of a conflict by an expert pursuant to paragraph 2 hereof which results in the parties not confirming the appointment of such expert, then an expert (willing to act in that capacity hereunder) shall be appointed by an experienced arbitrator on the roster of ADR Chambers who shall be a retired judge of the Ontario Superior Court of Justice.

        2.     Conflicts of Interest.    Any person appointed as an expert shall be entitled to act and continue to act as such notwithstanding that at the time of his appointment or at any time before he gives his determination, he has or may have some interest or duty which conflicts or may conflict with his appointment provided that before accepting such appointment (or as soon as practicable after he becomes aware of the conflict or potential conflict) he fully discloses any such interest or duty and the parties shall after such disclosure have confirmed his appointment.

        3.     Not Arbitrator.    No expert shall be deemed to be an arbitrator and the provisions of the Arbitration Act, 1991 (Ontario) or of any other applicable statute (foreign or domestic) and the law relating to arbitration shall not apply to any such expert or the expert's determination or the procedure by which the expert reaches his determination to be made pursuant to this Schedule F.

        4.     Procedure.    Where an expert is appointed:

  (a)
  Timing.    The expert shall be so appointed on condition that (i) he promptly fixes a reasonable time and place for receiving representations, submissions or information from the parties and that he issues such authorizations to the parties and any relevant third party for the proper conduct of his determination and any hearing and (ii) he renders his decision (with full reasons) within [**] Business Days (or such other date as the parties and the expert may agree) after receipt of all information requested by him pursuant to paragraph 4(b) hereof.

  (b)
  Disclosure of Evidence.    The parties undertake one to the other to provide to any expert all such evidence and information within their respective possession or control as the expert may reasonably consider necessary for determining the matter before him which they shall disclose promptly and in any event within [**] Business Days of a written request from the relevant expert to do so.

  (c)
  Advisors.    Each party may appoint such counsel, consultants and advisors as it feels appropriate to assist the expert in his determination and so as to present their respective cases so that at all times the parties shall co-operate and seek to narrow and limit the issues to be determined.

  (d)
  Appointment of New Expert.    If within the time specified in paragraph 4(a) above the expert shall not have rendered a decision in accordance with his appointment, a new expert may (at the request of either party) be appointed and appointment of the existing expert shall thereupon cease for the purposes of determining the matter at issue between the parties save that if the existing expert renders his decision with full reasons prior to the appointment of the new expert, then such a decision shall have effect and the proposed appointment of the new expert shall be withdrawn.

  (e)
  Final and Binding.    The determination of the expert shall, save in the event of fraud or manifest error, be final and binding upon the parties.

  (f)
  Costs.    Each party shall bear its own costs in connection with any matter referred to an expert hereunder and, in the absence of express provision in the Agreement to the contrary, the costs and expenses of the expert shall be shared equally by the parties.

        For greater certainty, the parties agree that the release of the Products for sale or distribution pursuant to the applicable marketing approval for such Products shall not by itself indicate compliance by a Patheon with its obligations in respect of the Manufacturing Services and further that nothing in this Agreement (including this Schedule F) shall remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement) to determine whether the Products are to be released for sale or distribution.

SCHEDULE G

PATHEON INC. QUALITY AGREEMENT

QUALITY AGREEMENT

        This Quality Agreement is made as of the 12th day of March, 2007

Between:

    Sepracor, Inc., a corporation existing under the laws of the State of Delaware, (hereinafter referred to as "Sepracor")

    -and-

    Patheon Inc., a corporation existing under the laws of Canada (hereinafter referred to as "Patheon")

        WHEREAS pursuant to a manufacturing services agreement dated March 1, 2004 as amended between the Sepracor and Patheon (the "MSA") Patheon agreed to provide pharmaceutical manufacturing services in respect of certain Products (as described in Schedule A hereto);

        AND WHEREAS pursuant to the MSA, Sepracor will be required to provide certain information to Patheon in order for Patheon to provide the Manufacturing Services ("Sepracor's Technical Information");

        AND WHEREAS pursuant to the MSA Patheon will be required to operate within Sepracor's Technical Information as provided;

        AND WHEREAS the parties desire to allocate responsibility for procedures and Sepracor's Technical Information impacting on the identity, strength, quality and purity of the Products.

        NOW, THEREFORE, in consideration of the rights conferred and the obligations assumed under the MSA and herein, and for other good and valuable consideration (the receipt of sufficiency of which are acknowledged by each party), and intending to be legally bound the parties agree as follows:

ARTICLE 1 (RESPONSIBILITIES)

        Subject to the terms and conditions hereinafter set out and subject to the terms and conditions of the MSA, the parties agree that Sepracor shall be responsible for all of the items marked with "X" that are in the Sepracor column and that Patheon shall be responsible for all of the items marked with "X" in the Patheon column. If either the Sepracor or Patheon columns are marked with "(X)", cooperation is required from the designated party. Capitalized terms not otherwise defined herein shall have the meaning specified in the MSA.

A.) General Items

Item	Detail	Sepracor	Patheon
1	Permit on-site audits of all Patheon premises used in the manufacture of Products, procedures and Product-related documentation by Sepracor. This includes one (1) routine audit per year per site and, as necessary any for cause audits.		X
2	Permit access to all appropriate areas of manufacturing by Sepracor for the purpose of observing/monitoring manufacturing, packaging, and in-process/release testing of the Product.		X
3	Manufacture and package the Product in strict adherence to Sepracor's Technical Information and approved master production records.		X
4	Permit inspections by regulatory authorities as necessary. Notify Sepracor within one (1) Business Day of any regulatory inspection related in whole or in part to the Product. Allow Sepracor to be present on site during inspection with Regulatory Authorities pertaining to the Product.		X
5	Patheon will provide copies of any FDA warning letters relating to the Product within two (2) business days of receipt. Patheon will provide copies of any FDA Form 483's, EIR's or the like from applicable regulatory agencies relating to the Product or facilities used to produce, test, or package the Product (redacted as necessary) upon request. Responses related to Sepracor's Product shall be reviewed and approved by Sepracor prior to submission to the applicable regulatory agency, provided that Patheon reserves the right to respond to such regulatory agencies without prior approval if in the reasonable opinion of its counsel it is required to do so.		X
6	Notify Sepracor within one (1) Business Day of any regulatory authority requests for product samples, batch documentation or other information related to the Product. Provide copies of such documentation to Sepracor within three (3) Business Days.		X
7	Provide support during regulatory inspections, as necessary.	X	X
8	Not to subcontract any work hereunder to a third party except in accordance to the provisions of the MSA. For clarity, Patheon shall have the right to subcontract Component testing to other Patheon facilities or to any of the contract laboratories listed in Schedule C.		X

9	Provide data to support the completion of an annual product review (excluding stability evaluation) to Sepracor. At Sepracor's request and subject to an additional fee to be agreed by the parties, Patheon may prepare annual product review reports on behalf of Sepracor and in accordance with Sepracor's instructions.		X
10	Review and approve applicable sections of Annual Product Review.	X	X
11	Review findings and recommendations from the Annual Product Review.	X	(X)
12	Notify and obtain approval from Sepracor, prior to implementation, of any proposed changes to the process, Components, supplies, Sepracor's Technical Information, records, and testing which may have impact on the Product or the Products state of validation.		X
13	Maintain agreements with Components suppliers (for which a party is responsible for purchasing) that insure proper notification and approval of any changes impacting the supplied Components.	X	X
14	Provide appropriate sections from Sepracor's regulatory filings to Patheon.	X
15	Conduct operations in compliance with all applicable laws and regulations (including cGMP's).	X	X
16	Investigate and revolve all Product complains including those related to Adverse Events and potential Product failures.	X	(X)
17	Provide copies of batch production records for any lots associated with Adverse Events or potential Product failures at the request of Sepracor.		X
18	Investigate all manufacturing type Product complaints.		X
19	Prepare and file all field alerts with regulatory authorities and provide copies to Patheon.	X
20	Initiate and control any Product recall. Provide notification and documentation to Patheon prior to regulatory submission.	X	(X)
21	Liaise with regulatory authorities for approval, maintenance and updating of regulatory applications.	X
22	Prepare IND/NDA annual reports.	X
23	Provide Patheon generated data to support Sepracor submission for the Annual Report	X	(X)
24	Submit drug listing form 2657 to FDA	X

B.) Validation and Process Trending Activities

Item	Detail	Sepracor	Patheon
1	Establish and maintain a validation program and applicable master validation plans for the Product.		X
2	Qualify (IQ/OQ) facilitates, utilities and process equipment.		X
3	Calibrate instrumentation and qualify computer systems used in the manufacture and testing of the Product.		X
4	Provide access to Sepracor for review of the documentation associated with items 1-3 above. If Patheon conducts qualification of facilities or utilities that directly impacts the Product, Sepracor must approve the protocol and the report. If Patheon uses the Product in any qualification of process equipment, then Sepracor must approve the protocol and report.	(X)	X
5	Prepare and approve all performance qualification and process validation protocols and reports, for both manufacturing and packaging operations.		X
6	Review and approve master validation plan, performance qualification and process validation protocols and reports for the Product.	X
7	Maintain an appropriate cleaning and cleaning validation program.		X
8	Provide toxicological information to be used in the development of a cleaning program.	X
9	Provide Quarterly reports for any deviations, reworks and investigations related to the Product.		X

C.) Active Materials and Excipients

Item	Detail	Sepracor	Patheon
1	Provide the master formula.	X
2	Provide approved supplier list from the NDA.	X
3	Qualify and approve Active Materials supplier(s).	X
4	Provide Active Materials specifications.	X
5	Provide test methods for Active Materials.	X
6	Validate testing methods for Active Materials.	X
7	Transfer Active Materials methods to Patheon (may be only ID methods).	X
8	Participate in protocol driven method transfers in order to receive Active Materials methods (if necessary).	X	X
9	Analyze and release received Active Materials in accordance with Sepracor's Technical Information.		X
10	Maintain retain sample of the Active Materials for one year beyond the expiration of the Product.	X	X
11	Qualify and approve excipients supplies as per Patheon SOP.		X
12	Provide test methods and method validation (or qualification as appropriate) for excipients for non-compendia methods.	X
13	Provide specifications and test methods for excipients for all compendia methods for Sepracor approval.		X
14	Analyze and release excipients.		X
15	Maintain retain samples of the excipients for one year beyond the expiration of the Product.		X
16	Active Materials shall be consumed on a first in—first our basis unless otherwise authorized by Sepracor.		X

D.) Packaging

Item	Detail	Sepracor	Patheon
1	Prepare, control, issue and executive master packaging records.	(X)	X
2	Review and approve master packaging records.	X	X
3	Provide artwork, dimensions, labeling text and other specifications for Sepracor specific packaging components.	X
4	Review and approve labeling.	X	(X)
5	Provide Sepracor's Technical Information for packaging components.	X	(X)
6	Qualify and approve packaging component suppliers as per Patheon SOP, if purchased from Patheon's preferred supplier list. Maintain a vendor qualification program consisting of periodic audits and periodic testing of packaging components.		X
7	Approve any changes to packaging specification prior to implementation.	X
8	Provide specification and test methods for packaging components for Sepracor approval.		X
9	Analyze packaging components (in accordance with vendor qualification program) and release packaging components.		X

E.) Product Manufacture and In-process testing

Item	Detail	Sepracor	Patheon
1	Provide approved expiry period for the Product (strength and package).	X
2	Prepare, and control master production records for the Product.	(X)	X
3	Approve master production records for the Product.	X	X
4	Document training of supervisors and operators in the executive of batch production records and applicable SOPs for the Product.		X
5	Issue batch production records as true and accurate reproductions of the master production record in accordance with appropriate lot numbering scheme for the Product.		X
6	Document accurately and completely the manufacture of Product batches concurrently and contiguously at time of execution.		X
7	Document errors and discrepancies as batch production record deviations.		X
8	Document all equipment malfunctions (with respect to equipment used in the manufacture of the Products) with time of occurrence and duration. Document major equipment malfunctions (with respect to equipment used in the manufacture of the Products) as process deviations—include immediate preventive/corrective action.		X
9	Collect samples and perform in-process testing as defined in the batch production record.		X
10	Document and investigate above alert limits and out-of-specification ("OOS") results obtained from in-process testing.		X
11	Provide notification to Sepracor QC before conducting a retest to any OOS. Confirmation testing can be completed as part of routine lab investigation.		X
12	When Sepracor enables access to Sepracor LIMS, data will be entered as appropriate.		X
13	Notify Sepracor within one (1) Business Day of any confirmed OOS test results or above alert limits for in-process tests.		X
14	If Patheon or Sepracor determines any laboratory results for the Product to be unexpected, conduct an investigation into the unexpected result.	X	X

F.) Testing of Finishing Drug Product

Item	Detail	Sepracor	Patheon
1	Provide Sepracor's Technical Information.	X
2	Provide Product test methods.	X
3	Provide updates to methods and Sepracor's Technical Information.	X
4	Validate analytical test methods.	X
5	Receive methods via formal protocol driven transfers.	(X)	X
6	Implement necessary method improvements as directed by Sepracor.		X
7	Sample batches for finished Product testing.		X
8	Perform finished Product testing and provide reviewed certificate of analysis within 20 calendar days from completion of packaging.		X
9	Perform investigations related to DOS results.		X
10	Notify Sepracor within one (1) Business Days of any confirmed OOS result after preliminary investigation is complete and no apparent root cause is found.		X
11	Generate Certificates of Analysis.		X
12	Maintain retain samples of the finished Product for one year beyond the expiration of the Product.		X
13	Perform annual retain sample inspection as per Patheon SOP.		X
14	When Sepracor enables access to Sepracor LIMS, data will be entered as appropriate.		X
15	If Patheon or Sepracor determines any laboratory result for the Product to be unexpected, conduct an investigation into the unexpected result.	X	X

G.) Batch Disposition

Item	Detail	Sepracor	Patheon
1	Perform a quality review of batch production records at the manufacturing site.		X
2	Document errors, deviations, reworks, investigations, in-process testing investigations, adverse observations, etc found during manufacture or review.		X
3	Resolve open deviations and investigations prior to issuance of approved batch record and Certificate of Manufacture.		X
4	Provide Certificate of Manufacture for any batch presented to Sepracor for disposition.		X
5	Provide photocopies or electronic scans, if requested, of full batch records.		X
6	Review and approve Certificates of Analysis	X	X
7	Review Patheon documentation for batches presented for disposition.	X
8	Conduct supplemental investigations for all batches having deviations, investigations, reworks, low yield, or lab investigations if required.	X
9	Upon satisfactory completion of review and any necessary supplemental investigation(s), disposition (approve or reject) the batch.	X
10	Respond to inquiries/information requests regarding batch production record/certificate of compliance deficiencies within three (3) Business Days.		X
11	Conduct periodic audit of full batch records for those batches having only a Certificate of Manufacture provided to Sepracor.	X
12	Permit periodic on-site review of batch documentation.		X
13	Maintain all batch records for a minimum of one year past Product expiry date and supply photocopies of all such records to Sepracor upon request.		X

H.) Stability Program

Item	Detail	Sepracor	Patheon
1	Prepare and provide stability sampling plan and testing protocol.	X
2	Provide samples for stability testing as requested.		X
3	Store stability samples.	X
4	Perform stability testing.	X
5	Notify Patheon of stability testing failures.	X
SEPRACOR, INC.
Per:	/s/ BRIAN H. GRAY VP Commercial Quality Operations	6/5/07
PATHEON INC.
Per:	/s/ ANDREW MCNICOLL Andrew McNicoll Director, Global Quality Compliance	May 25, 2007

SCHEDULE A (PRODUCTS)

Product(s)	Galenic Form	Packaged Form	Dosage (Strength)
Lunesta	Tablet	100-ct bottle 90-ct Hospital Unit Dose Blister package (6 cards of 15 tablets)	1 mg 1 mg
Lunesta	Tablet	100-ct bottle 90-ct Hospital Unit Dose Blister package (6 cards of 15 tablets) Physician samples, blister (2 tablets per blister)	2mg 2mg 2mg
Lunesta	Tablet	100-ct bottle 90-ct Hospital Unit Dose Blister package (6 cards of 15 tablets) Physician samples, blister (2 tablets per blister)	3mg 3mg 3mg

SCHEDULE B (QUALITY CONTACTS)

ISSUE	CLIENT	PATHEON
Product Release	[**]	[**]
QC Testing/Investigations	[**]	[**]
QA Investigations	[**]	[**]
Regulatory Affairs	[**]	[**]
Validation	[**]	[**]
Compliance Audits	[**]	[**]
Product Complaints	[**]	[**]
Change Management	[**]	[**]
Technical Agreement Revisions	[**]	[**]

Note: Each party will notify the other in the event of a change in contact or designee

SCHEDULE C (Contract Laboratories)

[**]

[**]

[**]

[**]

[**]

[**]

SCHEDULE H

PPI QUALITY AGREEMENT

        As of the execution date of this Agreement, it is the intent of the parties that the Quality Agreement with PPI will be completed and executed on or before December 21, 2007.

SCHEDULE I

MOVA QUALITY AGREEMENT

        As of the execution date of this Agreement, it is the intent of the parties that the Quality Agreement with MOVA will be completed and executed on or before December 21, 2007.

SCHEDULE J

CAPITAL REQUIREMENTS

        Pursuant to the terms of the Agreement, Patheon has subcontracted certain of the services to its Affiliates, Patheon Pharmaceuticals Inc. ("Patheon Cincinnati") and MOVA Pharmaceutical Corporation ("MOVA"). In order for Patheon to perform the Manufacturing Services, certain capital expenditures will be necessary in respect of capital equipment required to be acquired and installed at Patheon Cincinnati's facility located at 2110 East Galbraith Road, Cincinnati, Ohio 45237-1625, USA ("Cincinnati") and at MOVA's facility located at State Road # 670, Km. 2.7, Bo. Coto Norte, Manatí, Puerto Rico 00674 ("Manatí") and certain modifications in connection with the installation of the equipment will be required to be made to the facility at Manatí. This schedule sets out the obligations of the parties in respect thereof.

        The following capital expenditures will be required:

Dedicated Capital Requirements

Total Capital USD
Manatí:
Russell Sieve with Sonicator	[**]
Tablet tooling (6 sets)	[**]
Bottle change parts	[**]
Total	[**]

Non-Dedicated Capital Requirements

Description	Total Capital USD
Utilities for Cat 3 area
New AHU 100A (Caribe AHU)	[**]
Upgrade of Existing 50,000 scfm AHU 100 to comply with 100% fresh air (Install Additional Cooling Coil Capacity and other)	[**]
Install two 50,000 scfm exhaust fans with a Bag Inn / Bag Out Hepa filter housings	[**]
Upgrade Existing Dust Collector (DC-100) for 25,000 scfm	[**]
New Dust Collector 25,000 scfm and Exhaust Fans	[**]
HVAC Controls	[**]
Design	[**]
Metal Duct work for HVAC supply	[**]
Mechanical/Equipment Installation/chilled water/steam	[**]
Demolition (walls, lockers, duct)	[**]
Subtotal	[**]
Facilities for Cat 3 area and Zoning of Manufacturing area	[**]
New gown/degown room, airlocks and controls; cat 3	[**]
Temporary facilities modifications	[**]
Vaccum system for contaiment area (Dover-Pac)	[**]
New material airlocks	[**]
Cat 3 modifications in mfg rooms and corridors	[**]
Zoning (Gowning Area-Cabinets S/S)	[**]
Zoning (Material Air Locks)	[**]
Hung Ceiling at Corridors	[**]
Design Change Order	[**]
Mansory	[**]

Concrete	[**]
Mist Shower	[**]
Electrical	[**]
Doors	[**]
Finish	[**]
Wash system within each room and contaiment tank external	[**]
Housekeeping/debris disposal w/permit (5 month working period)	[**]
Subtotal	[**]
Equipment	[**]
Compression machine hopper level sensor	[**]
Separate control for each coating pan	[**]
Dew point sensors for coating pans	[**]
Dehumidification for dew point control	[**]
PK blender loading modifications	[**]
Glove boxes [**]	[**]
Russell sieve with sonicator	[**]
Tablet press tooling [**]	[**]
Packaging change parts—bottles	[**]
Subtotal	[**]
Engineering/Validation/EHS Hours	[**]
External Validation	[**]
Internal Validation	[**]
External Engineering	[**]
Internal Engineering	[**]
EHS	[**]
Design Construction Support (1 visit/week)	[**]
Subtotal	[**]
Additional EHS Requirements	[**]
Local Construction Permits	[**]
Municipal Taxes	[**]
EHS Pre-Start amd Review	[**]
Portable Gowning	[**]
Upgrade Existing Dust Collector (DC-100) to comply with EHS requirements (Bag inn / Bag out for Cartridge Filters)	[**]
Upgrade Existing Dust Collector (DC-100) to comply with EHS requirements (Bag inn / Bag out Hepa Filter housing at the exhaust)	[**]
Subtotal	[**]
[**]
Total	[**]
Project Contingency (shipping and installation) [**]%	[**]
Total Project Cost	[**]

1.
Sepracor will be responsible for all of the costs of the capital equipment requirements listed above under the heading "Dedicated Capital Requirements", being the amount of $[**].

2.
MOVA will be responsible for the majority of the costs of the capital equipment requirements listed above under the heading "Non-Dedicated Capital Requirements", being the amount of $[**] USD.

3.
Sepracor will be responsible for a portion of the costs of the capital equipment requirements listed above under the heading "Non-Dedicated Capital Requirements", being the amount of $[**]. Patheon will reimburse the Sepracor for such amount at a rate of $[**] per [**] tablets of Product manufactured, regardless of the origin of manufacture, starting from the point of commercial production at Manati (post-validation) until the capital is repaid. In the event that commercial production at Manati does not start by [**], Patheon will reimburse Sepracor $[**] every [**] months commencing on [**] until the capital is repaid.

4.
Sepracor represents and warrants that the funding to be provided by Sepracor does not contravene any agreement to which Sepracor is a party.

5.
The equipment listed above as "Dedicated Capital Requirements" shall be dedicated for use with respect to Sepracor's Products. The equipment listed above as "Non-Dedicated Capital Requirements" may be used for the manufacture of products for third parties.

6.
Title and risk of loss to the equipment listed above as "Dedicated Capital Requirements" shall reside with Sepracor who shall be the sole legal and beneficial owner thereof. Title and risk of loss to the equipment and the capital improvements listed above as "Non-Dedicated Capital Requirements" shall reside with MOVA who shall be the sole legal and beneficial owner thereof and upon receipt of full repayment, Sepracor shall not have any security interest, charge or encumbrance in such equipment and capital improvements and Sepracor shall not register or take any other action to impose a security interest, charge or encumbrance over such equipment and the capital improvements.

7.
Upon the expiration or termination of the Agreement for any reason prior to completion of the reimbursements contemplated by clause 3 above, (a) MOVA shall have the option to purchase the equipment listed above as "Dedicated Capital Requirements" installed at Manatí at fair market value, (b) Sepracor shall remove, or arrange to remove, from Manatí at its expense all equipment listed above as "Dedicated Capital Requirements" installed at Manatí that is not purchased by MOVA and Sepracor shall repair, or arrange to repair, at its expense any damage to Manatí resulting from such removal, and (c) MOVA shall be entitled to retain all of the equipment and the capital improvements listed above as "Non-Dedicated Capital Requirements" without any compensation therefore owing to Sepracor.

8.
All monetary amounts are expressed in the lawful currency of the United States of America.

SCHEDULE K

REPORT OF ANNUAL ACTIVE PHARMACEUTICAL INGREDIENT INVENTORY
RECONCILIATION AND CALCULATION OF ACTUAL ANNUAL YIELD
AND YIELD INCENTIVE.

TO:	SEPRACOR, INC.
FROM:	PATHEON INC.
RE:	API annual inventory reconciliation report and calculation of Actual Annual Yield pursuant to Section 2.3(a) of the Manufacturing Services Agreement dated September •, 2007 (the "Agreement")
Reporting Year ending:
API on hand at beginning of Year:	kg (A)
API on hand at end of Year:	kg (B)
Quantity Received during Year:	kg (C)
Quantity Dispensed(1) during Year: (A + C-B)	kg (D)
Quantity Converted during Year: (total API in Products produced)	kg (E)
API Reimbursement Value:	$ /kg
Target Yield:	%
Yield Allowance:	%
Actual Annual Yield: ((E/D) * 100)%
API Yield Incentive(2):	$ credit note to be issued by [insert name of party] in favour of [insert name of party].

(1)
Excludes any Active Pharmaceutical Ingredient received or consumed in connection with technical transfer activities or development activities, including, without limitation, any regulatory, stability, validation or test batches manufactured during the Year.

(2)
API Yield Incentive identifies the value of the credit amount to be issued by either party is calculated based on the API Yield Incentive Scheme agreed to by the parties in Schedule L of the Agreement.

Capitalized terms used in this report have the meanings given to such terms in the Agreement.

PATHEON INC.

Per:
Name:
Title:

Date:                                          -

SCHEDULE L

API YIELD INCENTIVE SCHEME

Period Covered:    January 1, 2007 to December 31, 2007

Target Yield:    [**]%

Yield Allowance:    [**]%

If the Actual Annual Yield of API used to manufacture bulk Product at all of the Manufacturing Sites is:

A.
Over [**]% (Target Yield + Yield Allowance), Sepracor will issue a credit amount to the Patheon Administrator equal to:

  (Actual Annual Yield-[**]%) × Quantity Dispensed × API Reimbursement Value.

B.
At least [**]% (Target Yield-Yield Allowance) to [**]% (Target Yield + Yield Allowance, no credit amount will be issued.

C.
Below [**]% (Target Yield-Yield Allowance), Patheon will issue a credit amount to Sepracor equal to:

  ([**]%-Actual Annual Yield) × Quantity Dispensed × API Reimbursement Value.

SCHEDULE M

SHIPPING REIMBURSEMENT FROM MANATI, PR CREDIT TABLE

        For the purposes of the Agreement, the parties agree that the shipping reimbursements shall be as follows for product manufactured and packaged at the Manatí site:

Product	Transportation Method	Destination	Shipping Reimbursement Value /unit
2 mg 100's Bottle	Boat	Louisville	$[**]
3 mg 100's Bottle	Boat	Louisville	$[**]

        For product shipped from Puerto Rico, shipments must comply with all required storage requirements and applicable DEA regulations, including, but not limited to, DEA notifications and using a dedicated, secured container.

        All shipments will be in either 20' or 40' dry containers which will be properly blocked and braced for ocean shipment. The costs to block and brace will be borne by Patheon. If any shipment will be less than 10 pallets, it must be approved by Sepracor.

        If Patheon delivery performance results in late shipments and / or out of stock situations for Sepracor, the cost to ship a sufficient amount to alleviate the out of stock situation will be borne by Patheon.

        If Sepracor chooses to expedite shipping by air for any reason other than late delivery by Patheon, then the reimbursement rate will be based on boat.

        For the avoidance of doubt, the shipping reimbursement amounts set forth above shall be applied to each invoice in the form of a deduction.

QuickLinks

  Exhibit 10.40